Exhibit 10.3

Execution Version

ASSET PURCHASE AGREEMENT

LOYALTYONE, CO.

as Seller

- and -

BANK OF MONTREAL

as Buyer

March 9, 2023

THIS DOCUMENT SHALL BE KEPT CONFIDENTIAL PURSUANT TO THE TERMS OF THE CONFIDENTIALITY AGREEMENT DATED FEBRUARY 22, 2023, ENTERED INTO BY THE SELLER AND THE BUYER, WITH RESPECT TO THE SUBJECT MATTER HEREOF.

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION2

1.1Definitions2

1.2Schedules24

1.3Statutes24

1.4Headings and Table of Contents24

1.5Gender and Number24

1.6Interpretation24

1.7Further Rules24

1.8No Presumption25

1.9Disclosure Letter and Exhibits25

1.10Currency25

1.11Invalidity of Provisions25

1.12Entire Agreement25

1.13Waiver, Amendment25

1.14Governing Law; Jurisdiction and Venue25

ARTICLE 2 PURCHASE AND SALE26

2.1Agreement to Purchase and Sell Purchased Assets26

2.2Excluded Assets30

2.3Assumption of Liabilities31

2.4Excluded Liabilities32

2.5Assignment of Assumed Contracts and Payment of Cure Costs33

2.6Changes to Purchased Assets and Assumed Liabilities34

2.7Purchase and Sale of Travel Services Shares35

2.8Purchase and Sale of Purchased Assets35

ARTICLE 3 PURCHASE PRICE AND RELATED MATTERS35

3.1Purchase Price35

3.2Delivery of Estimate36

3.3Payment of Purchase Price at Closing36

3.4Closing Statement37

3.5Purchase Price Allocation40

3.6As Is, Where Is40

ARTICLE 4 REPRESENTATIONS AND WARRANTIES BY THE SELLER41

4.1Incorporation and Status41

4.2Due Authorization and Enforceability of Obligations41

4.3Title to Purchased Assets42

4.4Validity of and Compliance with Reserve Agreement and Security Agreement42

4.5No Consents or Conflicts42

4.6Dataroom Disclosures43

4.7Sufficiency of Assets43

4.8Redemption Liabilities43

4.9Approvals and Consents43

4.10Financial Statements44

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4.11Liabilities and Guarantees44

4.12Absence of Unusual Transactions and Events44

4.13Non-Arm’s Length Transactions45

4.14Material Contracts45

4.15Material Customers and Suppliers46

4.16Insurance46

4.17Permits and Licenses46

4.18Employment Matters47

4.19Intellectual Property47

4.20Computer Systems and Software48

4.21Real Property49

4.22No Subsidiaries51

4.23Compliance with Laws51

4.24Anti-Money Laundering; Sanctions; Anti-Corruption51

4.25Litigation and Other Proceedings53

4.26Books and Records53

4.27Residence of the Seller53

4.28HST and QST Registration53

4.29Tax Matters Relating to Seller53

4.30U.S. Presence54

ARTICLE 5 REPRESENTATIONS AND WARRANTIES BY THE BUYER54

5.1Incorporation and Status54

5.2Due Authorization and Enforceability of Obligations54

5.3No Conflicts54

5.4Approvals and Consents54

5.5Residence of the Buyer55

5.6HST and QST Registration55

5.7Brokers55

5.8Sufficiency of Funds55

5.9Investment Canada Act55

ARTICLE 6 ADDITIONAL REPRESENTATIONS AND WARRANTIES SPECIFIC TO TRAVEL SERVICES55

6.1Incorporation and Status55

6.2Capitalization55

6.3Liabilities and Guarantees56

6.4Non-Arm’s Length Transactions57

6.5Employment Matters57

6.6Authorizations and Conduct of the Business57

6.7Banking Information and Power of Attorney58

6.8Tax Matters Relating to Travel Services58

6.9Brokers61

ARTICLE 7 CONDITIONS61

7.1Conditions for the Benefit of the Buyer and the Seller61

7.2Conditions for the Benefit of the Buyer62

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7.3Conditions for the Benefit of the Seller63

7.4Monitor’s Certificate64

ARTICLE 8 ADDITIONAL AGREEMENTS OF THE PARTIES65

8.1Access to Information and Update of Disclosure Schedules65

8.2Conduct of Business Until Closing Time66

8.3Conduct in Respect of Travel Services Until Closing Time68

8.4Misallocated Assets69

8.5Reserve Agreement Assignment and Assumption69

8.6Approvals and Consents70

8.7Access of the Seller to Books and Records72

8.8Further Assurances72

8.9Tax Matters73

8.10Employee Matters75

8.11Fees and Expenses78

8.12Name Discontinuance78

8.13Release79

8.14Wind-Up79

8.15Reserve Agreement Reporting79

8.16Replacement of BofA Letter of Credit80

ARTICLE 9 CCAA PROCEEDINGS80

9.1CCAA Proceedings80

9.2Expense Reimbursement and Break Fee81

ARTICLE 10 TERMINATION82

10.1Termination – Buyer and Seller82

10.2Termination – Buyer83

10.3Termination – Seller83

10.4Effect of Termination83

ARTICLE 11 CLOSING84

11.1Location and Time of Closing84

11.2Closing Deliveries84

ARTICLE 12 GENERAL MATTERS85

12.1Confidentiality85

12.2Transaction Personal Information86

12.3Public Notices86

12.4Assignment; Buyer Designees; Binding Effect87

12.5Notices87

12.6No Survival89

12.7Counterparts; Electronic Signatures89

SCHEDULE A CONSENTS AND APPROVALS1

SCHEDULE B SALE AND INVESTMENT SOLICITATION PROCEDURES1

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SCHEDULE C APPROVAL AND VESTING ORDER1

SCHEDULE D INITIAL ORDER1

SCHEDULE E A&R INITIAL ORDER1

SCHEDULE F SISP ORDER1

SCHEDULE G FINANCIAL STATEMENTS1

SCHEDULE H TRUST CERTIFICATE1

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ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made as of March 9, 2023

B E T W E E N:

LOYALTYONE, CO., an unlimited company incorporated under the laws of Nova Scotia,

(the “Seller”)

- and -

BANK OF MONTREAL, a Schedule I bank under the Bank Act (Canada),

(the “Buyer”)

RECITALS:

A.	The Seller: (i) operates end-to-end customer loyalty rewards programs (including the “AIR MILES®” rewards program) that help clients drive increased customer engagement and retention with their brands across Canada; and (ii) provides advertisers the ability to buy ad placements both on and off Seller’s digital platforms (collectively, the “Business”). The term “Business” shall also be deemed in this Agreement to include all business conducted by Travel Services.
B.	Subject to Court approval, the Seller will be indebted to Bank of Montreal (“BMO”, or the “DIP Lender”) under the DIP Term Sheet (as defined herein) in a maximum principal amount of up to $70,000,000, together with all interest, fees and costs incurred or accruing on or thereafter or relating thereto.
C.	The Buyer is the DIP Lender.
D.	The Seller intends to seek the Initial Order and the A&R Initial Order (both as defined below) from the Ontario Superior Court of Justice (Commercial List) (the “Court”) to obtain protection from its creditors under the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended (the “CCAA” and the “CCAA Proceedings”).
E.	The Seller will seek the SISP Order (as defined herein) in order to obtain Court approval of this Agreement as a “stalking horse bid” and the SISP (as defined herein).
F.	In the event that this Agreement is selected as the Successful Bid (as defined in the SISP Order) in accordance with the terms of the SISP, the Seller shall sell and the Buyer shall purchase the Business and substantially all of the Seller’s property and assets used in connection with the Business (except as specifically provided herein), and the Buyer shall assume certain liabilities in connection therewith, as set out herein.

G.	The Seller has determined that it is in the best interests of the Seller and its stakeholders to enter into this Agreement and, subject to the Court approval and the terms of the SISP, to consummate the transactions contemplated herein on the terms set forth herein.

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are acknowledged), the Parties agree as follows:

Article 1
Interpretation
1.1	Definitions

In this Agreement,

(a)	“A&R Initial Order” means the amended and restated initial order of the Court substantially in the form attached hereto as Schedule E, and as may be further amended or restated from time to time, in each case in form and substance acceptable to the Buyer and the Seller;
(b)	“ABAC Laws” has the meaning given to such term in Section 4.24(b);
(c)	“Adjustment Escrow Amount” has the meaning given to such term in Section 3.3(a);
(d)	“Advance Ruling Certificate” means an advance ruling certificate issued by the Commissioner pursuant to subsection 102(1) of the Competition Act in respect of the Transaction, such advance ruling certificate having not been modified or withdrawn prior to the Closing Time;
(e)	“affiliate” of any Person means, at the time such determination is being made, any other Person controlling, controlled by or under common control with such first Person, in each case, whether directly or indirectly through one or more intermediaries, and “control” and any derivation thereof means the control by one Person of another Person in accordance with the following: a Person (“A”) controls another Person (“B”) where A has the power to determine the management and policies of B by contract or status (for example the status of A being the general partner of B) or by virtue of beneficial ownership of a majority of the voting interests in B; and, for certainty, if A owns shares to which are attached more than 50% of the votes permitted to be cast in the election of directors (or other Persons performing a similar role) of B, then A controls B for this purpose;
(f)	“Agency License” means all Permits and Licenses required in connection with the operation of a travel agency, including in respect of the sale of travel insurance, in the jurisdictions in which Travel Services conducts business;
(g)	“Agreement” means this Asset Purchase Agreement and all attached Schedules, and the Disclosure Letter, in each case as the same may be supplemented, amended,

restated or replaced from time to time, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement and all attached Schedules and unless otherwise indicated, references to Articles, Sections and Schedules are to Articles, Sections and Schedules in this Agreement;
(h)	“Air Miles License Agreements” means the Amended and Restated License To Use The Air Miles® Trade Marks In Canada dated as of July 24, 1998, between Air Miles International Holdings N.V. and Loyalty Management Group Canada Inc., and the Amended and Restated License To Use And Exploit The Air Miles® Scheme In Canada dated as of July 24, 1998, between Air Miles International Holdings N.V. and Loyalty Management Group Canada Inc., as they may be amended from time to time;
(i)	“Air Miles Program” means the AIR MILES® Reward Program operated by the Seller in Canada;
(j)	“AMEX Contract” means the Master Licensing, Co-Branding and Program Participation Agreement between Loyalty Management Group Canada Inc. and Amex Bank Canada dated January 1, 2006, as amended by product addendum no. 1 dated June 24, 2010, and as further amended by product addendum no. 3 dated June 24, 2010, and as further amended by a product addendum no. 4 dated June 24, 2010, and as further amended by product addendum no. 2 dated October 7, 2011, and as further amended by a letter amendment agreement dated May 31, 2012, and as further amended by a second letter amendment agreement dated September 24, 2012, and as further amended by a third letter amendment agreement dated November 26, 2012, and as further amended by an amending agreement dated January 1, 2013, and as further amended by a product addendum no. 6 dated September 24, 2013, and as further amended by a fourth letter amendment agreement dated May 29, 2019, and as further amended by a second amending agreement dated September 16, 2019, and as further amended by a fifth letter amendment agreement dated December 16, 2020, and as further amended by a sixth letter amendment agreement dated December 16, 2021, and as further amended by a seventh letter amendment agreement dated February 10, 2022, and as further amended by all other addendums and amendments thereto; the Corporate Charge Card Agreement between Loyalty Management Group Canada Inc. and Amex Bank of Canada March 8, 2004; and the Termination Letter from American Express dated December 13, 2022;
(k)	“AML Laws” means all Applicable Law concerning or related to money laundering, corruption, bribery or financing terrorism including, but not limited to, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada);
(l)	“AMs” means AIR MILES® Reward Miles issued to Collectors as part of and pursuant to the Air Miles Program;
(m)	“Applicable Law” means any domestic or foreign statute, law (including the common law), directive, decree, code, ordinance, rule, regulation, restriction, by-

law (zoning or otherwise), order (whether preliminary, interlocutory or Final), or any consent, exemption, approval or License of any Governmental Authority, including all guidelines and policies of federal and provincial Governmental Authorities (whether or not having the force of law), that applies in whole or in part to the Transaction, the Seller, the Buyer, Travel Services, the Business or any of the Purchased Assets or Assumed Liabilities;
(n)	“Approval and Vesting Order” means the approval and vesting order of the Court substantially in the form attached as Schedule C to this Agreement;
(o)	“Assumed Contracts” has the meaning given to such term in Section 2.1(b);
(p)	“Assumed Employees” has the meaning given to such term in Section 8.10(c);
(q)	“Assumed Liabilities” has the meaning given to such term in Section 2.3;
(r)	“BMO” means Bank of Montreal;
(s)	“BMO LCs” means all letters of credit issued by BMO for the benefit of the Seller;
(t)	“BMO Sponsorship Agreement” means that certain Amended and Restated Program Participation Agreement between LoyaltyOne and BMO dated as of November 1, 2017, as amended;
(u)	“Books and Records” has the meaning given to such term in Section 2.1(n);
(v)	“Bread” has the meaning given to such term in Section 2.2(b);
(w)	“Break Fee” has the meaning given to such term in Section 9.2;
(x)	“Business” has the meaning given to such term in Recital A;
(y)	“Business Day” means any day, other than a Saturday or Sunday, on which the principal commercial banks in Toronto are open for commercial banking business during normal banking hours;
(z)	“Business IT Systems” has the meaning given to such term in Section 4.20(a);
(aa)	“Buyer” has the meaning given to such term in the preamble to this Agreement;
(bb)	“Cash Purchase Amount” has the meaning given to such term in Section 3.1;
(cc)	“CASL” means the Canadian Anti-Spam Legislation enacted by way of An Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act, S.C. 2010, c. 23, as amended;

(dd)	“CCAA” has the meaning given to such term in Recital D;
(ee)	“CCAA Proceedings” has the meaning given to such term in Recital D;
(ff)	“Chapter 11 Cases” means those cases commenced under Chapter 11 of Title 11 of the United States Code by LVI and certain of its affiliates in the United States Bankruptcy Court for the Southern District of Texas;
(gg)	“Claims” has the meaning given to such term in Section 8.13;
(hh)	“Closing” means the completion of the Transaction at the Closing Time;
(ii)	“Closing Date” means: (i) the date that is three (3) Business Days following the day on which the last of the conditions to Closing set out in Article 7 (other than those conditions that by their nature can only be satisfied as of the Closing Date, but assuming the satisfaction or waiver of such conditions on the Closing Date, as applicable) has been satisfied or waived by the appropriate Party; or (ii) such later date as the Parties may agree in writing, acting reasonably;
(jj)	“Closing Documents” means all contracts, agreements and instruments required by this Agreement to be delivered at or before the Closing, including: (i) this Agreement; and (ii) an agreement setting out the Parties’ allocation of the Purchase Price in accordance with Section 3.5;
(kk)	“Closing Statement” has the meaning given to such term in Section 3.4(a);
(ll)	“Closing Time” means 12:01 a.m. (Toronto time) on the Closing Date or such other time on the Closing Date as the Parties agree in writing that the Closing Time shall take place;
(mm)	“Collecting Party” has the meaning given to such term in Section 8.9(c);
(nn)	“Collective Agreements” has the meaning given to such term in Section 4.18(a);
(oo)	“Collector” means any Person participating or enrolled in the Air Miles Program for whom the Seller maintains or is under an obligation to maintain an account relating to or in respect of AMs;
(pp)	“Collector Account” means each account established and maintained, or required to be established and maintained, by the Seller pursuant to an agreement with a Collector under the Air Miles Program;
(qq)	“Collector Data” means the following as and to the extent applicable and relating to the Collector Accounts and maintained, possessed or controlled, whether directly or indirectly through third party service providers, by the Seller:

(i)	the files and information reflected on the data processing system maintained or used by the Seller to process and service the Collector Accounts, to the extent relating to or in respect of the Collector Accounts;
(ii)	the historical reflection of the files and information referred to in clause (i), in whatever medium such files and information are stored;
(iii)	all correspondence between the Seller or its affiliates and any Collectors, and all customer service and collections correspondence, notes and other documentation;
(iv)	to the extent authorized by Applicable Law, all correspondence with Governmental Authorities relating to any Collector complaints and compliance with Applicable Laws;
(v)	all Collector applications, documentation and correspondence with past or current Collectors, personal information of past or current Collectors, Collector agreements, documentation of finance and other charges, and credit, redemption and payment history with respect to the Collector Accounts, and electronic statements of historical credit, redemption and payment activity; and
(vi)	any other written records or materials of whatever form or nature (excluding, however, electronic media but including the information contained therein) arising from or relating to any of the foregoing to the extent related to a Collector Account;
(rr)	“Commissioner” means the Commissioner of Competition appointed under the Competition Act or any Person duly authorized to exercise powers of the Commissioner of Competition;
(ss)	“Competition Act” means the Competition Act, R.S.C., 1985, c. C-34, as amended, and the regulations promulgated thereunder;
(tt)	“Competition Act Approval” means that: (i) the Commissioner shall have issued an Advance Ruling Certificate; (ii) both of: (A) the applicable waiting period under section 123 of the Competition Act shall have expired or been waived by the Commissioner, or the obligation to submit a notification shall have been waived under paragraph 113(c) of the Competition Act; and (B) the Commissioner shall have issued a No Action Letter; or (iii) at the election of the Buyer only, the waiting period, including any extension of such waiting period, under section 123 of the Competition Act shall have expired or been terminated.
(uu)	“Conditions Certificates” has the meaning given to that term in Section 7.4;
(vv)	“Confidential Information” means all non-public, confidential, personal or proprietary information, documents or materials (in every form and media) relating to the Business and/or the Purchased Assets;

(ww)	“Confidentiality Agreement” means that certain confidentiality agreement dated February 22, 2023, between an affiliate of the Buyer and the Seller;
(xx)	“Consents and Approvals” means the consents, approvals, Permits and Licenses, notifications or waivers from, and filings with, third parties (including any Governmental Authority) as may be required in connection with or to complete the Transaction, in form and substance satisfactory to the Buyer, acting reasonably, as set forth in Schedule A, which Schedule A shall be updated in accordance with Section 2.5;
(yy)	“Contracts” means contracts, licenses, deeds, leases, agreements, commitments, entitlements or engagements to which the Seller or Travel Services is a party or by which the Seller or Travel Services is bound;
(zz)	“Court” means the Ontario Superior Court of Justice (Commercial List);
(aaa)	“Credit Agreement” means the credit agreement among LVI, Brand Loyalty Group B.V., Brand Loyalty Holding B.V., and Brand Loyalty International B.V. as the Borrowers, LVI and certain subsidiaries of LVI, as Guarantors., Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, and the other Lenders party thereto, and Bank of America., N.A., Deutsche Bank Securities, MUFG Bank, Ltd., RBC Capital Markets, LLC, Morgan Stanley Senior Funding., Inc., Regions Capital Markets, A Division of Regions Bank, Citizens Bank, National Association, Fifth Third Bank, National Association, Trust Securities, Inc., Wells Fargo Securities, LLC, Mizuho Bank, Ltd., JPMorgan Chase Bank, N.A., and Texas Capital Bank, as Joint Lead Arrangers and Joint Bookrunners, dated as of November 3, 2021, as amended by Amendment No. 1 to Credit Agreement (Financial Covenant) dated as of July 29, 2022 and by Consent dated as of March 1, 2023, as may be amended, restated, supplemented, or otherwise modified from time to time;
(bbb)	“Cure Cap” means $10,000,000;
(ccc)	“Cure Cap Adjustment” means: (i) if the aggregate amount of the Cure Costs exceeds the Cure Cap, the amount of that excess; or (ii) if the aggregate amount of the Cure Costs is less than or equal to the Cure Cap, nil;
(ddd)	“Cure Costs” means the aggregate of: (i) if an Assumed Contract is assigned to the Buyer pursuant to section 11.3 of the CCAA, the amounts, if any, that are required to be paid to cure any monetary defaults of the Seller as of the Closing Time under such Assumed Contract; or (ii) if an Assumed Contract is not assigned pursuant to section 11.3 of the CCAA, the amounts, if any, payable to cure any monetary defaults in respect of such Assumed Contract;
(eee)	“Cure Costs Schedule” has the meaning given to such term in Section 2.5(e);
(fff)	“Data Breach” means any confirmed or reasonably suspected loss or theft of, or unauthorized or unlawful Processing of, Personal Information;

(ggg)	“Data Security Requirements” means, collectively, all of the following to the extent relating to Processing of Personal Information and applicable to Purchased Assets or the Business: (i) the Seller’s and Travel Services’ own rules, policies, and procedures relating to privacy, data protection or cybersecurity; (ii) Applicable Laws and requirements of any Governmental Authority relating to privacy, data protection or cybersecurity; and (iii) Contracts to which the Seller or Travel Services is bound relating to the Processing of Personal Information under the Seller’s or Travel Services’ control;
(hhh)	“DIP Facility” means the debtor-in-possession credit facility to be made available and advanced by BMO to the Seller pursuant to the DIP Term Sheet;
(iii)	“DIP Lender” has the meaning given to such term in Recital B;
(jjj)	“DIP Term Sheet” means the term sheet expected to be dated as of March 10, 2023 between the DIP Lender and the Seller providing for the DIP Facility;
(kkk)	“Disclosure Letter” means the letter entitled “Disclosure Letter” delivered by the Seller to the Buyer on the date hereof;
(lll)	“Disputed Items” has the meaning given to such term in Section 3.4(d);
(mmm)	“Draft Closing Statement” has the meaning given to such term in Section 3.4(a);
(nnn)	“Employee Plans” means all oral or written plans, arrangements, agreements, programs, policies, practices or undertakings, with the exception of statutory or government sponsored plans, with respect to the Assumed Employees of the Seller or the beneficiaries or dependents of any such Assumed Employees to which the Seller is a party to or bound by or to which the Seller has an obligation to contribute relating to:
(i)	bonus, profit sharing or deferred profit sharing, performance compensation, deferred or incentive compensation, share compensation, share purchase or share option purchase, share appreciation rights, phantom stock, employee loans, or any other compensation or perquisites (including vehicles) in addition to salary or wages;
(ii)	retirement or retirement savings, including registered or unregistered pension plans, pensions, supplemental pensions, registered retirement savings plans and retirement compensation arrangements;
(iii)	insured or self-insured benefits for or relating to income continuation or other benefits during absence from work (including short-term disability, long-term disability and workers compensation), hospitalization, health, welfare, legal costs or expenses, medical or dental treatments or expenses, life insurance, accident, death or survivor’s benefits, vacation or vacation pay, sick pay, supplementary employment insurance, day care, tuition or professional commitments or expenses or similar employment benefits and post-employment benefits; or
(iv)	any plans, programs, or practices similar to the foregoing,

but excluding any statutory benefit plans that the Seller is required to participate in or comply with, including the Canada and Quebec Pension Plans and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation;

(ooo)	“Employee Plans (Travel Services)” means all oral or written plans, arrangements, agreements, programs, policies, practices or undertakings, with the exception of statutory or government sponsored plans, with respect to the employees of Travel Services or the beneficiaries or dependents of any such employees to which Travel Services is a party to or bound by or to which Travel Services has an obligation to contribute relating to:
(i)	bonus, profit sharing or deferred profit sharing, performance compensation, deferred or incentive compensation, share compensation, share purchase or share option purchase, share appreciation rights, phantom stock, employee loans, or any other compensation or perquisites (including vehicles) in addition to salary;
(ii)	retirement or retirement savings, including registered or unregistered pension plans, pensions, supplemental pensions, registered retirement savings plans and retirement compensation arrangements;
(iii)	insured or self-insured benefits for or relating to income continuation or other benefits during absence from work (including short-term disability, long-term disability and workers compensation), hospitalization, health, welfare, legal costs or expenses, medical or dental treatments or expenses, life insurance, accident, death or survivor’s benefits, vacation or vacation pay, sick pay, supplementary employment insurance, day care, tuition or professional commitments or expenses or similar employment benefits and post-employment benefits; or
(iv)	any plans, programs, or practices similar to the foregoing,

but excluding any statutory benefit plans that Travel Services is required to participate in or comply with, including the Canada and Quebec Pension Plans and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation;

(ppp)	“Employees” has the meaning given to that term in Section 8.10(a);
(qqq)	“Encumbrance” means:

(i)	any security interest, debenture, lien (statutory or other), deemed trust, prior claim, charge, consignment, deed of trust, hypothec, hypothecation, assignment (as security), deposit arrangement, reservation of ownership, pledge, encumbrance, mortgage, royalty interest, defect of title or adverse claim of any nature or kind;
(ii)	the interest of a vendor or a lessor under any conditional sale agreement, capital or financial lease, or title retention agreement having substantially the same economic effect as any of the foregoing, relating to any property;
(iii)	any purchase option, call or similar right of a third party in respect of securities; and
(iv)	any other arrangement having the effect of creating a lien or security interest;
(rrr)	“Environmental Law” means any Applicable Law concerning pollution or protection of the environment, protection of human health or safety, including all those relating to the use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or clean-up of any hazardous material;
(sss)	“Escrow Agreement” means the escrow agreement to be entered into between the Seller, the Buyer and the Monitor on or before the Closing Date;
(ttt)	“Estimate” has the meaning given to such term in Section 3.2;
(uuu)	“Estimated Cash Purchase Amount” shall be: (i) $160,000,000; less (ii) the amount by which the Estimated Value of the Reserve Fund is less than the Estimated Required Reserve Amount; less (iii) the Estimated Trade Creditor Amount; less (iv) the Estimated Cure Cap Adjustment;
(vvv)	“Estimated Purchase Price” shall be: (i) the Estimated Cash Purchase Amount; plus (ii) the amount of the Assumed Liabilities as of the Closing Time;
(www)	“Estimated Reserve Deficiency” means the Estimated Required Reserve Amount less the Estimated Value of the Reserve Fund;
(xxx)	“Estimated Value of the Reserve Fund” has the meaning given to such term in Section 3.2;
(yyy)	“Excluded Assets” has the meaning given to such term in Section 2.2;
(zzz)	“Excluded Cash” has the meaning given to such term in Section 2.2;
(aaaa)	“Excluded Claims” has the meaning given to such term in Section 2.4(j);
(bbbb)	“Excluded Contracts” has the meaning given to such term in Section 2.4(d);

(cccc)	“Excluded Liabilities” has the meaning given to such term in Section 2.4;
(dddd)	“Expense Reimbursement” has the meaning given to such term in Section 9.2;
(eeee)	“Expense Reimbursement and Break Fee Charge” has the meaning given to such term in Section 9.2;
(ffff)	“FACFOA” has the meaning given to such term in Section 4.24(b);
(gggg)	“Final” with respect to any order of any court of competent jurisdiction, means that: (i) such order shall not have been stayed, appealed, varied (except with the consent of the Buyer and Seller) or vacated, and all time periods within which such order could at law be appealed shall have expired; or (ii) such order is no longer the subject of any continuing proceedings seeking to stay, appeal, vary (except with the consent of the Buyer and the Seller) or vacate such order, all such proceedings having been discontinued, denied, dismissed, and otherwise unsuccessfully concluded, and the time for appealing or further appealing the disposition of such proceedings shall have expired;
(hhhh)	“Final Closing Date Amount” means the Cash Purchase Amount, as calculated pursuant to the Closing Statement;
(iiii)	“Final Required Reserve Amount” means the Required Reserve Amount, as finally determined pursuant to Section 3.4(c), (d) and/or (e);
(jjjj)	“Final Reserve Deficiency” means the value of the Reserve Deficiency, as finally determined pursuant to Section 3.4(c), (d) and/or (e);
(kkkk)	“Final Trade Creditor Amount” means the Trade Creditor Amount, as finally determined pursuant to Section 3.4(c), (d) and/or (e);
(llll)	“Final Value of the Reserve Fund” means the Value of the Reserve Fund, as finally determined pursuant to Section 3.4(c), (d) and/or (e);
(mmmm)“Financial Statements” means the internally prepared balance sheet and income statement of the Seller dated as of the Financial Statements Date attached as Schedule G to this Agreement;
(nnnn)	“Financial Statements Date” means February 28, 2023;
(oooo)	“Fundamental Representations (Buyer)” means the representations and warranties made by the Buyer in Sections: (i) 5.1 (Incorporation and Status); (ii) 5.4 (Approvals and Consents);
(pppp)	“Fundamental Representations (Seller)” means the representations and warranties made by the Seller in Sections: (i) 4.1 (Incorporation and Status); (ii) 4.2 (Due Authorization and Enforceability of Obligations); (iii) 4.3 (Right to Sell, and Title to, Purchased Assets); (iv) 4.4 (Validity of and Compliance with Reserve

Agreement); (v) 4.9 (Approvals and Consents); (vi) 6.1 (Incorporation and Status); and (vii) 6.2 (Capitalization);
(qqqq)	“Governmental Authority” means any government, regulatory authority, governmental department, agency, commission, bureau, court, judicial body, arbitral body or other law, rule or regulation-making entity, including any Taxing Authority:
(i)	having jurisdiction over the Seller, the Buyer, Travel Services, the Purchased Assets or the Assumed Liabilities on behalf of any country, province, state, locality or other geographical or political subdivision thereof; or
(ii)	exercising or entitled to exercise any administrative, judicial, legislative or regulatory power;
(rrrr)	“HST” means all goods and services tax and harmonized sales tax imposed under the HST Legislation, and any provincial, territorial or foreign legislation imposing a similar value added or multi-staged tax;
(ssss)	“HST Legislation” means Part IX of the Excise Tax Act, R.S.C., 1985, c. E-15, and any corresponding provincial legislation, in each case as amended;
(tttt)	“IFRS” means International Financial Reporting Standards;
(uuuu)	“Individual Travel Agent” means a Person who engages in the business or occupation of selling or otherwise providing, to the public, travel services supplied by another Person on behalf of Travel Services or in connection with the Business;
(vvvv)	“Individual Travel Agent License” means a license to engage in the business or occupation of Individual Travel Agent;
(wwww)“Initial Order” means the initial order of the Court substantially in the form attached hereto as Schedule D;
(xxxx)	“Insolvency Proceedings” means any action, application, petition, suit or other proceeding under any bankruptcy, receivership arrangement, reorganization, dissolution, liquidation, insolvency, winding-up or similar law of any jurisdiction now or hereafter in effect, for the relief from or otherwise affecting creditors of the Seller, including under the Bankruptcy and Insolvency Act, R.S.C., 1985, c. B-3, as amended (including the filing of a notice of intention to make a proposal), the CCAA (including the CCAA Proceedings), the Winding-up and Restructuring Act, R.S.C., 1985, c. W-11, as amended, or the United States Bankruptcy Code by, against, or in respect of the Seller;
(yyyy)	“Insurance Policies” has the meaning given thereto in 4.16;
(zzzz)	“Intellectual Property” has the meaning given to such term in Section 2.1(j);

(aaaaa)	“Intercompany DIP” has the meaning given to such term in Section 2.1(r);
(bbbbb)“Inventory” has the meaning given to such term in Section 2.1(f);
(ccccc)	“Investment” means any intangibles, documents of title, instruments, investment property, or other assets or property of the Seller, including, without limitation: (i) negotiable or transferable money market instruments, in bearer form, or in registered form and registered in the name of RBC Investor Services Trust; (ii) instruments in registered form registered in the name of RBC Investor Services Trust and representing deposit obligations (including, without limitation, certificates of deposit, guaranteed investment certificates, deposit receipts or evidence of demand deposits); (iii) letters of credit, guarantees or similar obligations of any bank, trust company, loan company or other financial institution; and (iv) the benefit of any security interest in favour of Seller in any monies and/or in any investments;
(ddddd)“Investment Canada Act” means the Investment Canada Act, R.S.C. 1985, C. 29 (1st Supp.), as amended and the regulations promulgated thereunder;
(eeeee)	“Key Employee Retention Agreements” means key employee retention and bonus arrangements set out in Section 1.1(eeeee) of the Disclosure Letter;
(fffff)	“knowledge of the Seller” or “the Seller’s knowledge” shall mean the knowledge of Shawn Stewart, Jeff Chesnut, Jeff Fair, Jack Taffe, Dimitri Benak and Laura Santillan of the Seller after reasonable inquiry;
(ggggg)“L/C” has the meaning given to such term in Section 8.16;
(hhhhh)“Leased Real Property” means all real property used in connection with the Business in which the Seller or Travel Services has a valid leasehold interest or sub-leasehold interest pursuant to the Real Property Lease, as set out in Section 4.21 of the Disclosure Letter;
(iiiii)	“Legal Proceedings” has the meaning given to such term in Section 4.25;
(jjjjj)	“Licensed Air Miles IP” means the rights (including intellectual property rights) licensed to the Seller under the Air Miles License Agreements;
(kkkkk)“LVI” means Loyalty Ventures, Inc.;
(lllll)	“LVI Promissory Note” has the meaning given to such term in Section 2.1(r);
(mmmmm)“Material Adverse Change” or “Material Adverse Effect” means any change, development, effect, event, circumstance, fact or occurrence that, individually or in the aggregate with such other changes, developments, effects, events, circumstances, facts or occurrences, is, or would reasonably be expected to be, material and adverse to: (A) the operations or results of operations of the Business, the Purchased Assets and the Assumed Liabilities; other than any change, development, effect, event, circumstance, fact or occurrence arising out of, attributable to or resulting from: (i) any action expressly required by this Agreement, the CCAA Proceedings or the SISP; (ii) general political, economic or financial conditions in Canada or elsewhere in the world; (iii) any change generally affecting the industries in which the Business is conducted (including changes in prices, costs of materials, labor, or shipping, general market prices, or regulatory changes in any such industry); (iv) acts of terrorism or war (whether or not declared); (v) any changes to existing Applicable Law (including the interpretation thereof); (vi) any changes to IFRS or the adoption, implementation or proposal of any new accounting principles; (vii) hurricanes, earthquakes, storms, floods or other natural disasters, epidemics, pandemics, outbreak or escalation of hostilities, the declaration of war, acts of terrorism, or acts of God; (viii) any action consented to in writing by the Buyer; or (ix) any change in the operations or results of operations of the Business, the Purchased Assets and the Assumed Liabilities following the public announcement of the CCAA Proceedings or the Transaction, including any increase in Collector redemption cadence following such public announcement; provided that any change, development, effect, event, circumstance, fact or occurrence referred to in clauses (ii), (iii), (iv), (v), (vi) or (vii) shall be taken into account in determining whether a Material Adverse Change has occurred or would reasonably be expected to occur to the extent that such change, development, effect, event, circumstance, fact or occurrence has a disproportionate effect on the Business, the Purchased Assets, the Assumed Liabilities and/or Travel Services compared to other participants in the industries in which the Seller and/or Travel Services, as applicable, conducts the Business; or (B) the ability of the Seller to timely consummate the Transaction and the related Closing Documents or perform its obligations under the Transaction or the Closing Documents;
(nnnnn)“Material Contracts” means:
(i)	each Contract with a Material Customer including, for certainty, that certain Program Participation Agreement dated October 1, 2022 between the Seller and Shell Canada Products and that certain Program Participation Agreement dated July 1, 2022 between the Seller and Metro Ontario Inc.;
(ii)	each Contract with a Material Supplier;
(iii)	each Contract relating to the sale of goods, or the provisions of any services by, the Seller or Travel Services involving aggregate consideration in excess of $350,000 and that, in each case, cannot be cancelled by the Seller or Travel Services without penalty or by giving less than 90 days' notice;
(iv)	each Contract that requires the Seller or Travel Services to purchase their total requirements of any product or service from a third party or that contain "take or pay" provisions;

(v)	each Contract relating to or requiring the acquisition or disposition by the Seller or Travel Services of any business, division or product line (including any material asset of the Business) or the capital stock of any other Person, in each case pursuant to which any earn-outs or deferred, contingent purchase price or material indemnification obligations or any other obligations of the Seller or Travel Services remain outstanding;
(vi)	each Contract providing for the incurrence, assumption, surety or guarantee of, or that relate to evidence of, any of outstanding indebtedness as of the date of this Agreement or the making of any outstanding loans as of the date of this Agreement;
(vii)	each Contract with any Governmental Authority to which the Seller or Travel Services is a party;
(viii)	each Contract: (A) containing a covenant expressly limiting in any material respect the freedom of the Seller or Travel Services (or that would limit in any material respect the freedom of the Buyer after the Closing) to engage in any business with any Person or to compete with any Person in any geographic area or during any period of time, other than Contracts containing customary non-solicitation and no-hire provisions entered into in the Ordinary Course; (B) expressly limiting in any material respect the ability of the Seller or Travel Services to incur indebtedness for borrowed money; (C) obligating the Seller or Travel Services to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party; or (D) containing any provision that grants any Person a right of first refusal, first offer or similar right to purchase any right, asset or property of the Seller or Travel Services; or any equity interest in Travel Services;
(ix)	the Air Miles License Agreements, along with each other Contract pursuant to which the Seller or Travel Services have provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person, including take-or-pay contracts or keepwell agreements;
(x)	each Contract providing for indemnification by the Seller or Travel Services of any Person with respect to Claims relating to the Business or the Purchased Assets other than Contracts with customers and suppliers entered into in the Ordinary Course;
(xi)	each Contract to sell, lease or otherwise dispose of any material asset of the Business (other than in the Ordinary Course) that have obligations that have not been satisfied or performed;

(xii)	each Contract with any labor union, works council, employee association, trade union, or other similar employee representative body or employee committee;
(xiii)	each Contract that obligates the Seller or Travel Services to make any capital expenditure or investment in excess of $100,000;
(xiv)	each Contract that includes a sale or retention bonus or similar payment, commitment or arrangement that will be triggered by the Transaction other than the Key Employee Retention Agreements;
(xv)	each Contract relating to Travel Services that requires a consent to or otherwise contain a provision relating to a “change of control,” or that would prohibit or delay the consummation of the Transaction;
(xvi)	each Contract reflecting a settlement of any threatened or pending Legal Proceedings or Claim that has obligations of Seller or Travel Services that have not been satisfied or performed, other than releases entered into with former employees or independent contractors of the Seller or Travel Services, on an individual (and not class or collective basis), in the Ordinary Course in connection with the routine cessation of such employee’s or independent contractor’s employment with the Seller or Travel Services;
(xvii)	each operating lease (as lessor or lessee) of tangible personal property (other than any such lease calling for payments of less than $100,000 per year);
(xviii)	each Contract that results in any Person holding a power of attorney from the Seller or Travel Services that relates to the Business or the Purchased Assets;
(xix)	the Air Miles License Agreements, along with each other Contract to which the Seller or Travel Services is a named party and: (A) licenses in Intellectual Property exclusively or for consideration in excess of $100,000; or (B) licenses out exclusively or for Intellectual Property for consideration in excess of $100,000, in each case, other than ordinary course non-exclusive license agreements, non-exclusive customer agreements, non-disclosure agreements, and/or agreements for generally commercially available “off-the-shelf’ software that is licensed on standard and non-negotiable commercial terms;
(xx)	each Contract to which the Seller or Travel Services is a party that provide for: (A) any joint venture, partnership or similar arrangement by the Seller or Travel Services; and/or (B) mergers, asset or stock purchases or divestitures that are material to the Business; and
(xxi)	each shareholder agreement, pooling agreement, voting trust or similar agreement with respect to the ownership or voting of any of the Travel Services Shares or restriction of the power of the directors of the Seller or

Travel Services to manage, or supervise the management of, the business and affairs of the Seller or Travel Services;
(ooooo)“Material Customers” has the meaning given to such term in Section 4.15(a);
(ppppp)“Material Permits and Licenses” means any Permit and License that is material to the Seller, Travel Services, or the Business;
(qqqqq)“Material Suppliers” has the meaning given to such term in Section 4.15(b);
(rrrrr)	“Monitor” means KSV Restructuring Inc. in its capacity as monitor in the CCAA Proceedings, as contemplated to be appointed by the Court under the Initial Order;
(sssss)	“Monitor’s Certificate” means the certificate, substantially in the form to be attached as Schedule “A” to the Approval and Vesting Order, to be delivered by the Monitor to the Seller and the Buyer in accordance with Section 7.4, and thereafter filed by the Monitor with the Court;
(ttttt)	“No Action Letter” means written confirmation from the Commissioner that the Commissioner does not, at that time, intend to make an application under section 92 of the Competition Act in respect of the Transaction, such written confirmation having not been modified or withdrawn prior to the Closing Time;
(uuuuu)“Notice of Arbitration” has the meaning given to such term in Section 3.4(e);
(vvvvv)“Notice of Objection” has the meaning given to such term in Section 3.4(c);
(wwwww)“OFAC” has the meaning given to such term in Section 4.24(b);
(xxxxx)“Ordinary Course”, when used in relation to the conduct of the Business, means any transaction that constitutes an ordinary day-to-day business activity of the Seller or Travel Services, as applicable, conducted in a manner consistent with the Seller’s or Travel Services’, as applicable, past practice in respect of the Business since November 3, 2021, and, with respect to transactions that occur from and after the date of the Initial Order to and including the Closing Date, shall also mean in accordance with the DIP Agreement Cash Flow Projection (as that term is defined in the DIP Term Sheet);
(yyyyy)“Organizational Documents” means any trust document, charter, certificate or articles of incorporation or amalgamation, articles of amendment, articles of association, articles of organization, articles of continuance, bylaws, as amended, partnership agreement or similar formation or governing documents of a Person (excluding individuals);

(zzzzz)	“Outside Date” means June 30, 2023; provided that: (i) the Parties may at any time extend the Outside Date by written agreement; and (ii) if the Closing Date has not occurred by such date solely as a result of the failure to satisfy any of the conditions set forth in Section 7.1(g), then either Party may elect by notice in writing delivered to the other Party by no later than the date that is three Business Days before such date, to extend the Outside Date up to two times by 45 day increments for a maximum of 90 days;
(aaaaaa)“Parties” means the Seller and the Buyer together, and “Party” means either the Seller or the Buyer;
(bbbbbb)“Permits and Licenses” has the meaning given to such term in Section 2.1(o);
(cccccc)“Permitted Encumbrances” means all:
(i)	Encumbrances in respect of the Reserve Agreement and the Security Agreement;
(ii)	Encumbrances with respect to trust accounts required to be maintained by or for Travel Services under Applicable Law of the provincial travel and insurance regulators;
(iii)	Encumbrances contained within any Assumed Contracts in favour of the counterparties to such Assumed Contracts;
(iv)	To the extent not included in the Encumbrances listed in clause (ii) above of this definition of “Permitted Encumbrances”, normal and customary rights of setoff or compensation upon deposits in favour of depository institutions, and liens of a collecting bank on cheques and other payments in the course of collection;
(v)	Encumbrances associated with, and financing statements evidencing, the rights of equipment lessors under any of the Personal Property Leases that are registered under the PPSA;
(vi)	Encumbrances in favour of the DIP Lender;
(vii)	the right reserved to or vested in any municipality or government, or to any statutory or public authority, by the terms of any lease, license, franchise, grant or permit required by the Seller or any statutory provision to terminate any such lease, license, franchise, grant or permit, or to require annual or other periodic payments as a condition to the continuance thereof; and
(viii)	Encumbrances listed in Section 1.1(cccccc) of the Disclosure Letter;
(dddddd)“Person” means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, Governmental Authority or other entity however designated or constituted;
(eeeeee)“Personal Information” means any information: (i) about an identified or identifiable individual, including without limitation Collectors and Employees; or (ii) that constitutes “personal information” under Applicable Laws relating to privacy or data protection;
(ffffff)	“Personal Property Leases” has the meaning given to such term in Section 2.1(i);
(gggggg)“Post-Closing Claims” means Claims (other than the Assigned Claims) and orders (including injunctions, judgments, administrative complaints, decrees, rulings, awards, assessments, directions, instructions, penalties or sanctions issued, filed or imposed by any Governmental Authority or arbitrator and includes remedial orders), assessments or reassessments and judgments flowing from any past, current or future Legal Proceedings, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, or tort, arising from or in relation to any facts, circumstances, events or occurrences existing or arising from and after the Closing Date, in in respect of or relating to the Purchased Assets and the Assumed Liabilities;
(hhhhhh)“Post-Closing Tax Period” means a Taxation year or other fiscal period that begins at or after the Closing Time and, with respect to a Tax Straddle Period, the portion of such taxation year or period beginning at the Closing Time;
(iiiiii)	“PPSA” means the Personal Property Security Act, R.S.O. 1990, c. P.10, as amended;
(jjjjjj)	“Pre-Closing Tax Period” means a Taxation year or other fiscal period that ends on or before the Closing Time;
(kkkkkk)“Processed” or “Processing” means the collection, use, retention or disclosure, of any Personal Information or confidential information (whether in electronic or any other form or medium);
(llllll)	“Purchase Price” has the meaning given to such term in Section 3.1;
(mmmmmm)“Purchased Assets” has the meaning given to such term in Section 2.1;
(nnnnnn)“QST” means the Québec sales tax payable under an Act respecting Québec sales tax (Québec);
(oooooo)“RBC” means RBC Investor Services Trust;
(pppppp)“RBC Accounts” means the bank accounts at RBC Investor & Treasury Services held in the name of the Seller and bearing account numbers: 116462003 and 116462005;

(qqqqqq)“Real Property” means all real or immoveable property, and all plants, buildings, structures, improvements, appurtenances and fixtures (including fixed machinery and fixed equipment) thereon, forming part thereof or benefiting such real or immoveable property;
(rrrrrr)	“Real Property Lease” has the meaning given to such term in Section 4.21 of the Disclosure Letter;
(ssssss)“Released Parties” has the meaning given to such term in Section 8.13;
(tttttt)	“Representatives” means as to any Person, such Person’s affiliates, and its and their respective directors, officers, employees, managing members, partners, general partners, agents, advisors and consultants (including legal advisors, financial advisors and accountants);
(uuuuuu)“Required Reserve Amount” for any month shall mean the “Required Reserve Amount” as set forth in the Trust Certificate for such month;
(vvvvvv)“Reserve Agreement” means that certain Amended and Restated Redemption Reserve Agreement dated as of December 31, 2001, between Loyalty Management Group Canada Inc. and Royal Trust Corporation of Canada, as amended by the Amending Agreement made with effect as of January 1, 2006, between Loyalty Management Group Canada Inc. and RBC Dexia Investor Services Trust, as successor to Royal Trust Corporation of Canada;
(wwwwww)“Reserve Agreement Assignment and Assumption” has the meaning given to such term in Section 8.5;
(xxxxxx)“Reserve Deficiency” for any month shall mean the Required Reserve Amount less the Value of the Reserve Fund;
(yyyyyy)“Reserve Fund” has the meaning given to such term in the Reserve Agreement and the Security Agreement;
(zzzzzz)“Security Agreement” means that certain Amended and Restated Security Agreement dated as of December 31, 2001, between Loyalty Management Group Canada Inc. and Royal Trust Corporation of Canada, as amended by the Amending Agreement made with effect as of January 1, 2006, between Loyalty Management Group Canada Inc. and RBC Dexia Investor Services Trust, as successor to Royal Trust Corporation of Canada;
(aaaaaaa)“Seller” has the meaning given to such term in the preamble to this Agreement;
(bbbbbbb)“Seller Registered IP” has the meaning given to such term in Section 4.19;
(ccccccc)“SEMA” has the meaning given to such term in Section 4.24(b);

(ddddddd)“Settlement Date” has the meaning given to such term in Section 3.4(g);
(eeeeeee)“Settlement Payment” is the amount by which the Final Cash Purchase Amount is greater than the Estimated Cash Purchase Amount, if any, up to a maximum amount equal to the Adjustment Escrow Amount;
(fffffff)	“SISP” means those certain sale and investment solicitation procedures attached as Schedule B hereto;
(ggggggg)“SISP Order” means an order of the Court substantially in the form attached hereto as Schedule F;
(hhhhhhh)“Sobeys Contract” means the Program Participation Agreement between Seller and Sobeys Capital Incorporated dated as of May 1, 2014, including all amendments, notices and extensions thereto, and all other Program Participation Agreements between Seller and any member of the Sobeys group of companies, including all amendments, extensions, notices thereto;
(iiiiiii)	“Successful Bid” has the meaning set out in the SISP;
(jjjjjjj)	“Tax” and “Taxes” means any and all:
(i)	taxes, surtaxes, duties, fees, excises, premiums, assessments, imposts, levies, dues and other charges or assessments of any kind whatsoever imposed or collected by any Governmental Authority, whether disputed or not, including those with respect to income, goods and services, harmonized sales, sales, value added, transfer, land transfer, use, real or personal property, registration fees, franchise, capital, tangible, withholding, employment, employer health, payroll, social security, social contribution, unemployment compensation, disability, excise, customs duties, consumption, gross receipts, stamp, countervail, and any instalments thereof;
(ii)	all related charges, interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority on or in respect of amounts of the type described in clause (i) above or this clause (ii);
(iii)	all Canada Pension Plan contributions and employment insurance premiums or similar contributions/premiums required in any jurisdictions; and
(iv)	any liability for any of the foregoing as a result of any express or implied obligation to indemnify any other Person or as transferee, guarantor, successor, or by contract, operation of law or otherwise;
(kkkkkkk)“Tax Act” means the Income Tax Act (Canada) as amended, and any relevant provincial legislation imposing tax similar to the Income Tax Act (Canada);

(lllllll)	“Tax Attributes” has the meaning given to such term in Section 2.2(g);
(mmmmmmm)“Tax Dispute” means the dispute with the Canada Revenue Agency relating to a portion of the reserve made by the Seller pursuant to paragraph 20(1)(m) of the Tax Act for the Seller’s 2013 taxation year and any subsequent taxation year;
(nnnnnnn)“Tax Returns” means all returns (including any withholding Tax Returns and information returns), declarations, reports, elections, designations, filings, statements, schedules, notices, forms or other documents or information (whether in tangible or intangible form and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto), filed or required to be filed in respect of the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of any legal requirement relating to any Tax;
(ooooooo)“Tax Straddle Period” means a taxation period that begins before, and ends after, the Closing Time. For the purposes of allocating Taxes in respect of any Tax Straddle Period, the amount of Taxes allocable to the portion of the Tax Straddle Period ending immediately before the Closing Time shall be deemed to be: (i) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of days in the Tax Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the entire relevant Tax Straddle Period; and (ii) in the case of Taxes not described in clause (i) above (such as franchise Taxes, withholding Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended immediately before the Closing Time. All determinations necessary to give effect to or relevant to the foregoing allocations will be made by Travel Services acting in good faith, taking into account the prior practice of Travel Services and Applicable Law;
(ppppppp)“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of any Tax;
(qqqqqqq)“Trade Creditor Amount” means the amount of trade creditor liabilities and obligations that are (i) not represented by either Assumed Contracts or Excluded Contracts, (ii) are incurred after the date hereof and on or prior to the Closing Date, (iii) and are required pursuant to their terms to be paid; and (iv) were contemplated to be paid prior to the Closing Date in accordance with the DIP Agreement Cash Flow Projection (as that term is defined in the DIP Term Sheet), in each case that were not paid and such non-payment is not in the Ordinary Course, but for the avoidance of doubt excluding all Cure Costs;
(rrrrrrr)	“Trade Obligations” has the meaning given to such term in Section 2.3(d);
(sssssss)“Transaction” means, collectively, the sale and purchase of the Business and the Purchased Assets and assumption of the Assumed Liabilities pursuant to this Agreement, the Approval and Vesting Order and all other transactions contemplated by this Agreement or entered into in order to give effect to this Agreement that are to occur contemporaneously or otherwise in connection with the sale and purchase of the Business and the Purchased Assets;
(ttttttt)	“Transaction Personal Information” means any Personal Information in the possession, custody or control of the Seller or Travel Services at or before the Closing Date that is disclosed to the Buyer or any representative or affiliate of the Buyer in connection with the Transaction;
(uuuuuuu)“Transfer Taxes” has the meaning given to such term in Section 8.9(c);
(vvvvvvv)“Transition Services” means those services to be provided to the Seller pursuant to the Transition Services Agreement;
(wwwwwww)“Transition Services Agreement” means the Acknowledgement Agreement between LVI and the Seller dated as of the date hereof;
(xxxxxxx)“Travel Services” means LoyaltyOne Travel Services Co. / Cie Des Voyages LoyaltyOne;
(yyyyyyy)“Travel Services Approvals” means approvals from Governmental Authorities in respect of the Material Permits and Licenses maintained by Travel Services;
(zzzzzzz)“Travel Services Shares” has the meaning given to such term in Section 2.1;
(aaaaaaaa)“Trust Certificate” the Corporate Certificate (as defined in the Reserve Agreement) that has been delivered in the Ordinary Course in compliance with the terms of the Reserve Agreement;
(bbbbbbbb)“Ultimate Redemption Rate” means the estimated percentage of AMs issued to Collectors that the Seller has determined, using methodologies consistent with past practice and taking into account relevant historical data, will be redeemed by such Collectors, and which calculation the Seller has provided to the Buyer prior to the date hereof together with all reasonable supporting documentation requested by the Buyer in connection therewith;
(cccccccc)“Value of the Reserve Fund” for any month shall mean the “Value of the Reserve Fund” as set out in the Trust Certificate for such month; and

(dddddddd)“WestJet Contract” means that certain Sales Agreement entered into by and between WestJet (an Alberta Partnership) and the Seller as of November 16, 2022, as may be amended from time to time.
1.2	Schedules

The following Schedules form part of this Agreement:

Schedule A	-	Consents and Approvals
Schedule B	-	Sale and Investment Solicitation Procedures
Schedule C	-	Approval and Vesting Order
Schedule D	-	Initial Order
Schedule E	-	A&R Initial Order
Schedule F	-	SISP Order
Schedule G	-	Financial Statements
Schedule H	-	Trust Certificate
1.3	Statutes

Unless specified otherwise, reference in this Agreement to a statute refers to that statute as it may be amended, or to any restated or successor legislation of comparable effect.

1.4	Headings and Table of Contents

The inclusion of headings and a table of contents in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.

1.5	Gender and Number

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.6	Interpretation

In this Agreement: (i) the words "include", "includes" and "including" shall be deemed to be followed by the words "without limitation"; (ii) the word "or" is not exclusive; and (iii) the words "herein", "hereof", "hereby", "hereto" and "hereunder" refer to this Agreement as a whole.

1.7	Further Rules

Unless the context otherwise requires, references herein: (i) to Articles, Sections and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof

1.8	No Presumption

This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

1.9	Disclosure Letter and Exhibits

The Disclosure Letter and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

1.10	Currency

Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in United States dollars.

1.11	Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

1.12	Entire Agreement

This Agreement, the Disclosure Letter, the Approval and Vesting Order, the agreements and other documents required to be delivered pursuant to this Agreement and to effect the Transaction and, subject to Section 12.1, the Confidentiality Agreement, constitute the entire agreement between the Parties and set out all the covenants, promises, warranties, representations, conditions and agreements between the Parties in connection with the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, pre-contractual or otherwise. There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, whether oral or written, precontractual or otherwise, express, implied or collateral between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document required to be delivered pursuant to this Agreement.

1.13	Waiver, Amendment

Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by all Parties hereto. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

1.14	Governing Law; Jurisdiction and Venue

This Agreement, the rights and obligations of the Parties under this Agreement, and any Claims or controversy directly or indirectly based upon or arising out of this Agreement or the

Transaction (whether based on contract, tort, or any other theory), including all matters of construction, validity and performance, shall in all respects be governed by, and interpreted, construed and determined in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein, without regard to the conflicts of law principles thereof. The Parties consent to the jurisdiction and venue of the courts of Ontario for the resolution of any such disputes arising under this Agreement. Each Party agrees that service of process on such Party as provided in Section 12.5 shall be deemed effective service of process on such Party.

Article 2
Purchase and Sale
2.1	Agreement to Purchase and Sell Purchased Assets

Upon and subject to the terms and conditions of this Agreement (including the provisions of Section 2.6) and at the times specified in Section 2.7 and 2.8, the Seller shall sell and the Buyer shall purchase, free and clear of: (i) all Encumbrances other than Permitted Encumbrances; and (ii) Claims (other than the Assumed Liabilities), all of the Seller’s right, title and interest in, to and under, or relating to, the assets, property, interests, undertaking and other rights of the Seller, relating to or owned or used in connection with the Business other than the Excluded Assets (collectively the “Purchased Assets”), including, but not limited to, the following:

(a)	Cash and Accounts Receivable – except as set forth in Sections 2.2(d), 2.2(e), 2.2(f) and 2.2(g) all cash and all accounts receivable (including unbilled revenue and holdbacks), bills receivable, trade accounts, trade debts and book debts due or accruing, including any refunds and rebates receivable relating to the Purchased Assets and the full benefit of all security (including cash deposits), guarantees and other collateral held by the Seller, and amounts receivable (or that may become receivable) by the Seller under agreements whereby the Seller has disposed of a business, facility or other assets, or under royalty (or other) agreements or documents related thereto, and any asset-backed commercial paper or other investments, and, to the extent practicable, all bank accounts agreed upon by the Parties;
(b)	Assumed Contracts – all Contracts relating to the Business and/or the Purchased Assets, including, without limitation, those Contracts listed in Section 2.1(b) the Disclosure Letter (collectively, the “Assumed Contracts”) but excluding all Contracts with a person not dealing at arm’s length with the Seller for purposes of the Tax Act (other than pursuant to Section 2.1(m)); provided that the Seller shall update Section 2.1(b) of the Disclosure Letter in accordance with Section 8.1;
(c)	Reserve Agreement – all of the Seller’s rights, powers and interests under and in respect of the Reserve Agreement and the Security Agreement, and all accounts (including the RBC Account), deposits, funds (including the Reserve Fund) and monies relating thereto including, for greater certainty, in respect of or related to the RBC Accounts and the Reserve Fund: (i) all Investments which are at any time or from time to time deposited with or specifically assigned to RBC or its agent by the Seller for the purposes of the Reserve Agreement and all Investments derived from the Investment of any monies or other Investments which, in each case, are part of the Reserve Fund (as defined in the Reserve Agreement); (ii) without limiting (i), the right of the Seller to be paid or receive any and all Redemption Fees (as defined in the Reserve Agreement) payable at any time or from time to time thereunder; (iii) all substitutions, accretions and additions to any of the monies or Investments described in the foregoing, including without limitation, all interest, dividends or other amounts earned or derived therefrom; (iv) all certificates and instruments evidencing the foregoing; (v) all proceeds of any of the foregoing of any nature and kind including, without limitation, goods, intangibles, documents of title, instruments, investment property, or other personal property; and (vi) goods, intangibles, documents of title, instruments, investment property, or other personal property and any other assets or property forming part of the Reserve Fund;
(d)	Travel Services Shares – all of the issued and outstanding shares in the capital of Travel Services (the “Travel Services Shares”);
(e)	Prepaid Expenses – the full benefit of all advances, prepaid assets, security and other deposits, prepayments and other current assets relating to, or used of or held for use in connection with, the Business or the Purchased Assets (but excluding all prepaid assets relating to Excluded Assets and any retainers paid to professional service advisors);
(f)	Inventory – all items that are held by the Seller for sale, license, rental, lease or other distribution in the Ordinary Course, or are being produced for sale, or are to be consumed, directly or indirectly, in the production of goods or services to be available for sale, of every kind and nature and wheresoever situate relating to the Business including inventories of raw materials, spare parts, workin-progress, finished goods and by-products, operating supplies and packaging materials (collectively, the “Inventory”);
(g)	Fixed Assets and Equipment – all machinery, equipment, office equipment, communications equipment, furnishings, furniture, parts, dies, molds, tooling, tools, computer hardware, information technology infrastructure, supplies, accessories and other tangible personal and moveable property (other than Inventory) owned or used or held by the Seller for use in or relating to the Business, whether located on the Seller’s premises or elsewhere;
(h)	Vehicles – all motor vehicles, including all trucks, vans, cars and forklifts owned or used or held by the Seller for use in or relating to the Business;
(i)	Personal Property Leases – all leases of personal or moveable property that relate to the Business, including all benefits, rights and options pursuant to such leases and all leasehold improvements forming part thereof (the “Personal Property Leases”);
(j)	Intellectual Property – all right, title and interest of the Seller to all intellectual property held for, used in or relating to the Business, including each item listed in

Section 2.1(j) of the Disclosure Letter and the Licensed Air Miles IP, (collectively, the “Intellectual Property”) including:
(i)	all trademarks, trade names, websites and domain names, certification marks, service marks, and other source indicators, and the goodwill of any business symbolized thereby, patents, copyrights, works, computer systems, code, applications, systems, databases, data, website content, know-how, formulae, processes, inventions, technical expertise, research data, trade secrets, industrial designs and other similar property;
(ii)	all registrations and applications for registration thereof;
(iii)	any and all licenses, sub-licenses or any other evidence of a right to use any of the foregoing;
(iv)	the right to obtain renewals, extensions, substitutions, continuations, continuations-in-part, divisions, re-issues, re-examinations or similar legal protections related thereto, subject to the terms and conditions of licenses for Licensed Air Miles IP; and
(v)	the right to bring an action at law or equity for the infringement of the foregoing before the Closing Time, including the right to receive all proceeds and damages therefrom, owned, or used or held by the Seller for use in or relating to the Business, subject to the terms and conditions of licenses for Licensed Air Miles IP;
(k)	Computer Software – all software and documentation therefor used in the Business, including, all electronic data processing systems, program specifications, source codes, object code, input data, report layouts, formats, algorithms, record file layouts, diagrams, functional specifications, narrative descriptions, flow charts, operating manuals, training manuals and other related material;
(l)	Goodwill – subject to the terms and conditions of licenses for Licensed Air Miles IP, the goodwill of the Business and relating to the Purchased Assets, and information and documents relevant thereto including lists of customers and suppliers, credit information, telephone and facsimile numbers, e-mail addresses, research materials, research and development files and Confidential Information and the exclusive right of the Buyer to represent itself as carrying on the Business in succession to the Seller;
(m)	Transition Services – all rights, power, title and interests of the Seller in and to all Contracts in respect of or related to services that the Seller receives pursuant to the Transition Services Agreement;
(n)	Books and Records – all books, records and files (whether written, electronic or in any other medium) of the Business, including all files and data related to Assumed Employees, advertising and promotional materials and similar items, all sales related materials, the general ledger and accounting records relating to the Business, all customer lists and lists of suppliers, all operating manuals, plans and specifications and all of the right, interest and benefit, if any, thereunder and to and in the domain names, telephone numbers, facsimile numbers and e-mail addresses, related to, used for or held for use in connection with the Business or the Purchased Assets, and all records, files and information necessary or desirable for Buyer to conduct or pursue the rights described in Section 2.1(q) (collectively, the “Books and Records”), however Books and Records shall not include the Seller’s Organizational Documents (other than Organizational Documents in respect of or relating to Travel Services) and any books and records solely relating to Excluded Assets and Excluded Liabilities, whether privileged or not; provided, however, that the Seller may retain copies of all books and records included in the Purchased Assets solely to the extent necessary for the administration of any Insolvency Proceedings, the filing of any Tax Return, compliance with any Applicable Law or the terms of this Agreement, to support any Excluded Assets or required to initiate, prosecute, advance or defend any Claims forming part of the Excluded Assets or consummate any wind-up of the Seller. To the extent that any Books and Records includes materials subject to the attorney work-product doctrine or attorney-client privilege, the Seller is not waiving and shall not be deemed to have waived or diminished its attorney work- product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Books and Records (including any information related to pending or threatened litigation) to Buyer, and the Parties agree that they have a commonality of interest with respect to such matters. All Books and Records that are entitled to protection under the work-product doctrine, attorney-client privilege or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement and the joint-defense-doctrine;
(o)	Permits and Licenses – all permits, licenses, approvals, authorizations, orders, certificates, consents, directives, notices, variances, registrations or other rights issued to or held or used or required by the Seller relating to the Business or any of the Purchased Assets by or from any Governmental Authority (the “Permits and Licenses”);
(p)	Insurance –
(i)	the interests of the Seller in all Insurance Policies, to the extent such interests are assignable, but excluding any director and officer and any errors and omissions Insurance Policies;
(ii)	any proceeds, net of any deductibles and retention, recovered by the Seller under all other Contracts of insurance, insurance policies (excluding for certainty proceeds paid directly by the insurer to or on behalf of directors and officers under directors’ and officers’ insurance policies) and insurance plans after the Closing Date; and
(iii)	the full benefit of the Seller’s rights to insurance Claims (excluding for certainty proceeds paid directly by the insurer to or on behalf of directors and officers under directors’ and officers’ insurance policies) and amounts recoverable in respect thereof net of any deductible;
(q)	Claims – all: (i) Claims that have been, or that may in the future be, asserted, commenced, pursued or exercised by the Seller as against any Person or property in respect of occurrences, events, accidents or losses suffered prior to the Closing Time; (ii) proceeds flowing from any Claims or Legal Proceeding in respect thereof; and (iii) in respect of the foregoing, rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery, in each case held by the Seller as of the Closing Date (regardless of whether such rights are currently exercisable) (collectively, the “Assigned Claims”), including those Claims set out in Section 2.1(q) of the Disclosure Letter; but excluding all Claims constituting Excluded Assets under Section 2.2(b), 2.2(g) and any Claims constituting Excluded Liabilities under Section 2.4(j);
(r)	Loans – any loans or debts in respect of or relating to the operation of the Business due prior to the Closing Date to the Seller, but excluding all amounts now or hereafter owing by LVI to the Seller under and pursuant to: (i) the promissory note dated February 26, 2023 (the “LVI Promissory Note”) evidencing a loan made by the Seller to LVI in the amount of CAD$18,000,000.00; and (ii) the Senior Secured Superpriority Debtor in Possession Credit Facility Term Sheet to be entered into between the Seller as lender and LVI as borrower to evidence a loan to be made by the Seller to LVI (the “Intercompany DIP”);
(s)	Warranty Rights – all warranty rights against manufacturers, builders, contractors or suppliers relating to any of the Purchased Assets, to the extent the foregoing are transferable; and
(t)	Confidentiality Agreements, etc. – all rights (but not any obligations) of the Seller under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with current and former employees to the extent primarily relating to the Purchased Assets, Assumed Liabilities or the Business (or any portion thereof).
2.2	Excluded Assets

Notwithstanding any provision of this Agreement to the contrary, the Purchased Assets shall not include any of the following assets of the Seller (collectively, the “Excluded Assets”):

(a)	Non-Canadian Assets – assets, if any, that: (i) are located exclusively outside of Canada; and (ii) do not relate to the Business;
(b)	Bread Financial Holdings – all Claims against Bread Financial Holdings, Inc. f/k/a Alliance Data Systems Corporation (“Bread”) and any of its current affiliates or their respective present and former direct and indirect shareholders, officers, directors, employees, advisors (including financial advisors), legal counsel and agents, but excluding all Claims against Bread relating to Bread’s provision of services to the Seller;

(c)	Excluded Contracts – the Excluded Contracts;
(d)	DIP Proceeds – all cash that is advanced to the Seller pursuant to the DIP Term Sheet;
(e)	Purchase Price – all cash that is paid in satisfaction of the Purchase Price;
(f)	Excluded Cash – cash in the amount of $2,000,000 (the “Excluded Cash”);
(g)	Tax Attributes – all Tax assets, Tax refunds, Tax payments, Tax credits, or other Tax attributes (including: (i) any amounts that are owed or may become owing to the Seller from any Taxing Authority and any Claims in respect thereof; and (ii) the Tax Dispute) (“Tax Attributes”) of the Seller; excluding, however, any Tax Attributes relating to, or attributable to, Travel Services and/or the Travel Services Shares; and
(h)	LVI Intellectual Property – all right, title and interest of the Seller to all intellectual property listed on Section 2.2(h) of the Disclosure Letter.
2.3	Assumption of Liabilities

The Buyer shall assume as of the Closing Date and shall pay, discharge and perform, as the case may be, from and after the Closing Date, the following liabilities and obligations of the Seller with respect to the Business and/or the Purchased Assets other than the Excluded Liabilities (collectively, the “Assumed Liabilities”), which shall, for greater certainty, not include the Excluded Liabilities:

(a)	Obligations under Contracts, etc. – all liabilities and obligations arising under the Assumed Contracts, from and after the Closing Date, including all Cure Costs, in each case provided that such contracts are assigned to the Buyer (whether as of right, on consent, or by Court order) from and after the Closing Date;
(b)	Permits and Licenses – all liabilities and obligations arising from and after the Closing Date pursuant to or in respect of Permits and Licenses;
(c)	Reserve Agreement – all of the Seller’s present and future liabilities and obligations under the Reserve Agreement and the Security Agreement, in both cases which are and shall be assigned to the Buyer (whether as of right, on consent, or by an order of the Court);
(d)	Trade Obligations – all trade obligations payable or accrued (including, for certainty, customer credit balances and open purchase orders) of the Business from and after the Closing Date (collectively, the “Trade Obligations”);
(e)	Letters of Credit – the BMO LCs;

(f)	Obligations to Collectors – all liabilities and obligations of the Seller to any Collector in respect of the Air Miles Program, in accordance with the terms and conditions of the Air Miles Program; and
(g)	Employee Matters – all liabilities and obligations of the Buyer as expressly set out in Section 8.10.
2.4	Excluded Liabilities

Except as expressly assumed pursuant to Section 2.3, all debts, obligations, Contracts and liabilities of the Seller, of any kind or nature, shall remain the sole responsibility of the Seller, and the Buyer shall not assume, accept or undertake any debt, obligation, duty, contract or liability of the Seller of any kind, whatsoever, whether accrued, contingent, known or unknown or otherwise, and specifically excluding the following liabilities or obligations that shall be retained by, and that shall remain the sole responsibility of the Seller (collectively, the “Excluded Liabilities”):

(a)	Intercompany Obligations – all liabilities and obligations due or accruing due prior to the Closing Date from the Seller to any of its affiliates or its affiliates’ respective present and former direct and indirect shareholders, officers, directors, employees, advisors (including financial advisors), legal counsel, advisors and agents (except all liabilities and obligations expressly assumed by Buyer pursuant to Section 2.3(g)), excluding liabilities and obligations as between the Seller and Travel Services;
(b)	Credit Agreement – all liabilities and obligations of the Seller under the Credit Agreement or as a guarantor or indemnitor of any obligation or liability thereunder;
(c)	Excluded Assets – all liabilities and obligations relating to or otherwise arising, whether before, on or after the Closing, out of, or in connection with the Excluded Assets;
(d)	Excluded Contracts – all liabilities and obligations in connection with the Contracts listed in Section 2.4(d) of the Disclosure Letter (such contracts, the “Excluded Contracts”);
(e)	KEIP / KERP Obligations – all liabilities and obligations relating to any key employee retention plan or key employee incentive plan, to the extent that the Seller enters into any such plan(s) during Insolvency Proceedings;
(f)	Non-Assumed Employees – all liabilities and obligations of the Seller arising out of, relating to or with respect to current or former employees, contractors or consultants that are not explicitly assumed by the Buyer pursuant to Section 8.10;
(g)	Employee Plans – all liabilities and obligations relating to or with respect to the Employee Plans;
(h)	Taxes – all liabilities and obligations for Taxes of the Seller whether in respect of the period before, on or after the Closing;

(i)	Transaction Expenses – all liabilities and obligations for costs and expenses (including legal and other advisory and professional fees) of the Seller or its affiliates in connection with the Transaction and the CCAA Proceedings whether in respect of the period before, on or after the Closing Date;
(j)	Claims – Claims and orders (including injunctions, judgments, administrative complaints, decrees, rulings, awards, assessments, directions, instructions, penalties or sanctions issued, filed or imposed by any Governmental Authority or arbitrator and includes remedial orders), assessments or reassessments and judgments flowing from any past, current or future Legal Proceedings, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, or tort, arising from or in relation to any facts, circumstances, events or occurrences existing or arising prior to, on or after the Closing Date, in all such cases: (A) against the Seller or any of its affiliates (other than Travel Services), or their respective present and former direct and indirect shareholders, officers, directors, employees, advisors (including financial advisors), legal counsel and agents, including Claims relating to any breach of law, product liability claims, and any Claims relating to the environment or occupational health and safety, including: (i) Claims arising in connection with properties owned, leased or operated by the Seller at any time prior to, on or after the Closing Date; (ii) Claims arising in connection with facilities or properties to which the Seller sent hazardous material for disposal prior to, on or after the Closing Date; (iii) Claims arising in connection with any hazardous material generated, used, emitted, released, stored, transported or disposed of prior to, on or after the Closing Date in connection with the Business or by the Seller; (iv) Claims that constitute fines, penalties or other liabilities arising from violations of or non-compliances with Environmental Law or environmental Permits and Licenses occurring prior to, on or after the Closing Date, all to the maximum extent permitted by Applicable Law; and (v) the Tax Dispute; (B) all Claims: (i) that are not Assigned Claims; or (ii) that are held by the Seller against any of the Seller’s affiliates but excluding any Claims as between the Seller and Travel Services; or (C) all Claims as set forth in Section 2.4(j) of the Disclosure Letter (collectively, the “Excluded Claims”), provided that, for greater certainty, Excluded Claims shall not include any Post-Closing Claims; and
(k)	Unrelated Matters – all Claims of the Seller or any of its affiliates that are unrelated to the Purchased Assets or the Assumed Liabilities.
2.5	Assignment of Assumed Contracts and Payment of Cure Costs
(a)	Promptly following the date hereof and, in any event, no later than 20 calendar days following the date hereof, the Seller shall deliver to Buyer an updated Schedule A listing Consents and Approvals.
(b)	Promptly following the date hereof, the Seller shall use commercially reasonable efforts to obtain all Consents and Approvals that are required from contractual counterparties to assign the Assumed Contracts to the Buyer and shall continue to use such commercially reasonable efforts as Schedule A is updated. The Buyer shall cooperate, using commercially reasonable efforts, with and assist the Seller in obtaining all such Consents and Approvals.
(c)	To the extent that any Assumed Contract is not assignable without the consent of the counterparty or any other Person, and such consent has not been obtained prior to the hearing before the Court for the Seller’s motion for the Approval and Vesting Order and such Assumed Contract is one that is capable of being assigned pursuant to section 11.3 of the CCAA: (A) the Seller’s rights, benefits and interests in, to and under such Assumed Contract may be assigned to the Buyer pursuant to the Approval and Vesting Order or further order made pursuant to section 11.3 of the CCAA; (B) the Seller will use commercially reasonable efforts to obtain the Approval and Vesting Order or such further order made pursuant to section 11.3 of the CCAA on such terms as are necessary to give effect to such assignment and on requisite notice to the affected contractual counterparty(ies); and (C) if such a assignment occurs, the Buyer shall accept the assignment of such Assumed Contract on the terms provided by the Approval and Vesting Order or such further order made pursuant to section 11.3 of the CCAA.
(d)	Unless the Parties otherwise agree, to the extent that any Cure Cost is payable with respect to any Assumed Contract, Buyer shall: (A) where such Assumed Contract is assigned pursuant to the Approval and Vesting Order or such further order made pursuant to section 11.3 of the CCAA, pay such Cure Cost in accordance with such order; and (B) where such Assumed Contract is not assigned pursuant to the Approval and Vesting Order or such further order made pursuant to section 11.3 of the CCAA, pay such Cure Cost in the manner set out in the contract in question or the consent of the applicable counterparty, or as otherwise may be agreed to by the Buyer and such counterparty.
(e)	No earlier than seven (7) Business Days before and no later than two (2) Business Days before the Closing Date (or such other date as the Parties may agree to in writing), the Seller shall use its commercially reasonable efforts to deliver to the Buyer a schedule (the “Cure Costs Schedule”) that contains a true and complete list of each Assumed Contract, the Seller’s good faith estimate of the Cure Cost payable with respect to such Assumed Contract, a brief description of such Assumed Contract, and the name of the counterparty(ies) to the Assumed Contract.
2.6	Changes to Purchased Assets and Assumed Liabilities

The Parties agree that, notwithstanding any other provision of this Agreement:

(a)	the Buyer shall retain the right for a period of thirty (30) days following the execution of this Agreement to revise the scope of the Purchased Assets and the Excluded Assets: (i) in its sole and absolute discretion, so as to: (A) remove any asset from the list of Purchased Assets (including in respect of the Sobeys Contract and the AMEX Contract); (B) add any asset to the list of Excluded Assets; or (C) add or remove any Contract to or from the Assumed Contracts and Excluded

Contracts lists, respectively; and (ii) with the Seller’s consent, not to be unreasonably withheld, conditioned or delayed, so as to: (A) add any asset to the list of Purchased Assets; or (B) remove any asset from the list of Excluded Assets; provided, however, that none of the foregoing actions shall result in a decrease to the Cash Purchase Amount;
(b)	the Buyer shall retain the right for a period of thirty (30) days following the execution of this Agreement to add to the scope of the Excluded Liabilities and, with the Seller’s consent, not to be unreasonably withheld, conditioned or delayed, to add to the scope of the Excluded Liabilities and, revise the scope of the Assumed Liabilities; provided, however, that any such further revisions shall not result in a decrease to the Cash Purchase Amount; and
(c)	notwithstanding any of the foregoing, the Buyer shall not be permitted to move any Excluded Asset to the list of Purchased Assets or move any Assumed Liability to the list of Excluded Liabilities.
2.7	Purchase and Sale of Travel Services Shares

On the terms of this Agreement, the Seller agrees that it will, as of the Closing Time, sell, assign, convey and transfer, and the Buyer agrees that it will, as of the Closing Time, purchase and accept the assignment, conveyance and transfer of all right, title, and interest of the Seller in and to all Travel Services Shares, free and clear of any Encumbrances. Each of the Seller and the Buyer acknowledges and agrees that the Parties intend that the purchase and sale of the Travel Services Shares occur as of the Closing Time.

2.8	Purchase and Sale of Purchased Assets

On the terms of this Agreement, the Seller agrees that it will, as of five (5) minutes following completion of the transaction described in Section 2.7, sell, assign, convey and transfer, and the Buyer agrees that it will, as of five (5) minutes following completion of the transaction described in Section 2.7, purchase and accept the assignment, conveyance and transfer of all right, title, and interest of the Seller in and to the Purchased Assets (excluding, for greater certainty, the Travel Services Shares purchased pursuant to Section 2.7).

Article 3
PURCHASE PRICE AND RELATED MATTERS
3.1	Purchase Price

The purchase price payable by the Buyer to the Seller for the Purchased Assets (the “Purchase Price”) shall be:

(a)$160,000,000; less
(i)	the amount of the Final Reserve Deficiency, if any; less
(ii)	the Final Trade Creditor Amount; less

(iii)	the Final Cure Cap Adjustment,

(collectively, the foregoing (i) to (iii), the “Final Cash Purchase Amount”); plus

(b)	the amount of the Assumed Liabilities as of the Closing Time.
3.2	Delivery of Estimate

Each of the Parties acknowledges that it is not possible to determine the Cash Purchase Amount until the same is finally determined in accordance with Section 3.4. Accordingly, not later than two (2) Business Days prior to the Closing Date, the Seller shall deliver to the Buyer a certificate detailing the Seller’s good faith estimate of (including reasonably detailed calculations of the components thereof and such information as reasonably requested by the Buyer as may be necessary to support such calculations) (the “Estimate”): (i) the Value of the Reserve Fund (the “Estimated Value of the Reserve Fund”), the Required Reserve Amount (the “Estimated Required Reserve Amount”) and the resulting Estimated Reserve Deficiency, in each case calculated for the most recent month ended prior to the Closing Date, on the basis of the principles and methodology used by the Seller to prepare the Trust Certificate, and only to the extent, in the case of the Estimated Reserve Deficiency, that such deficiency has not been remedied by the Seller prior to the Closing Time; (ii) the Trade Creditor Amount as of the Closing Date (the “Estimated Trade Creditor Amount”); (iii) the Cure Cap Adjustment as of the Closing Date (the “Estimated Cure Cap Adjustment”); and on the basis of the foregoing estimates, (v) the Estimated Cash Purchase Amount. The Estimate shall be prepared on a basis consistent with the preparation of the most recent Financial Statements, the relevant Trust Certificate and the cash flow statement attached hereto as Schedule H, as applicable. Prior to the Closing, the Seller shall afford the Buyer the opportunity to review and comment on the Estimate, and the Seller shall consider in good faith any comments from the Buyer thereon; provided that, for greater certainty, in the event of any disagreement between the Buyer and the Seller, the Estimate delivered by the Seller shall be used for purposes of the Closing.

3.3	Payment of Purchase Price at Closing

The Buyer shall satisfy the Estimated Purchase Price at the Closing Time: (i) as to the amount of the Assumed Liabilities by assuming such Assumed Liabilities and (ii) as to the Estimated Cash Purchase Amount:

(a)	by depositing $10,000,000 (the “Adjustment Escrow Amount”) in immediately available funds into an escrow account maintained by the Monitor pursuant to the Escrow Agreement as security for any Settlement Payment; and
(b)	by delivering, by way of wire transfer of immediately available funds to an account designated in writing by the Seller to the Buyer, the balance of the Estimated Cash Purchase Amount after deducting the payment of the Adjustment Escrow Amount in accordance with Section 3.3(a) above.

The Buyer shall pay any applicable Transfer Taxes in addition to the Estimated Purchase Price in accordance with Section 8.9(c).

The amounts held by the Monitor pursuant to this Section 3.3 shall be invested and distributed as provided in the Escrow Agreement and this Agreement.

3.4	Closing Statement
(a)	Delivery of Draft Closing Statement. Not later than 90 calendar days after the Closing Date, the Buyer shall cause a draft statement to be prepared and delivered to the Seller, with a copy to the Monitor, which shall set forth in reasonable detail the Buyer’s good faith calculation of:
(i)	the Value of the Reserve Fund, the Required Reserve Amount and the resulting Reserve Deficiency, in each case calculated for the most recent month ended prior to the Closing Date, on the basis of the principles and methodology used by the Seller to prepare the Trust Certificate, and only to the extent, in the case of the Reserve Deficiency, that such deficiency has not been remedied by the Seller prior to the Closing Time;
(ii)	the Trade Creditor Amount as of the Closing Date;
(iii)	the Cure Cap Adjustment as of the Closing Date; and
(iv)	the resulting Settlement Payment, based on such amounts

(the “Draft Closing Statement” and, as finally determined pursuant to the provisions of this Section 3.4 the “Closing Statement”).

(b)	Cooperation. Upon reasonable request: (i) the Seller shall cooperate fully with the Buyer to the extent required to prepare the Draft Closing Statement; and (ii) at any time after the delivery of the Draft Closing Statement, the Buyer shall provide to the Seller access to all work papers of the Buyer, its accounting and financial books and records and the appropriate personnel to verify the accuracy, presentation and other matters relating to the preparation of the Draft Closing Statement during normal business hours and provided that such access is not unduly disruptive to the Business.
(c)	Objection Period. Within 30 calendar days following delivery of the Draft Closing Statement, the Seller shall notify the Buyer in writing, with a copy to the Monitor, if the Seller has any objections to the Draft Closing Statement (the “Notice of Objection”). The Notice of Objection must state in reasonable detail the basis of each objection and the approximate amounts in dispute. The Seller shall be deemed to have accepted the Draft Closing Statement to be the Closing Statement if the Seller does not deliver a Notice of Objection within such period of 30 calendar days and: (i) the Value of the Reserve Fund in the Draft Closing Statement shall be deemed to be the Final Value of the Reserve Fund; (ii) the Required Reserve Amount in the Draft Closing Statement shall be deemed to be the Final Required Reserve Amount; (iii) the Reserve Deficiency in the Draft Closing Statement shall be deemed to the Final Reserve Deficiency; (iv) the Trade Creditor Amount in the Draft Closing Statement shall be deemed to be the Final Trade Creditor Amount;

and (iv) the Cure Cap Adjustment in the Draft Closing Statement shall be deemed to be the Final Cure Cap Adjustment.
(d)	Settlement of Dispute. If the Seller sends a Notice of Objection in accordance with Section 3.4(c), then the Buyer and the Seller shall work expeditiously and in good faith within a further period of 20 calendar days after the date of the delivery of the Notice of Objection in an attempt to resolve objections as to the computation of any item in the Draft Closing Statement that has been specifically identified in the Notice of Objection the Notice of Objection, failing which, the items that remain in dispute (the “Disputed Items”) may be submitted in writing by the Seller or the Buyer for determination to the Monitor, and items for which there is not disagreement or dispute shall be deemed to be agreed to by the Buyer and the Seller. The Buyer and the Seller shall use commercially reasonable efforts to cause the Monitor to complete its work within 30 calendar days of the submission of the Disputed Items to the Monitor in writing and shall provide the Monitor with full cooperation and shall make reasonable efforts to be available when requested by the Monitor. While the Monitor is performing its engagement, the Parties shall not communicate with the Monitor on the Disputed Items, except by joint conference call, joint meeting or letter with copy simultaneously delivered to the other Party. The Monitor shall allow the Buyer and the Seller to present their respective positions regarding the Disputed Items, as applicable, and each of the Buyer and the Seller shall have the right to present additional documents, materials and other information, and make an oral presentation to the Monitor regarding the Disputed Items. The Monitor shall consider such additional documents, materials and other information and such oral presentations and the Monitor shall make its determination solely based on presentations by the Seller and the Buyer and not by independent review, provided that nothing in this sentence shall be construed so as to restrict the Monitor from consulting with counsel or such other advisors as it considers necessary or appropriate. Any such other documents, materials or other information must be copied to the Buyer and the Seller and each of the Buyer and the Seller shall be entitled to attend any such oral presentation, and to reply thereto. With respect to each Disputed Item, the Monitor shall adopt a position that is either equal to the Buyer’s proposed position, equal to the Seller’ proposed position, or between (but not necessarily the “midpoint” of) the positions proposed by the Seller and the Buyer. Unless arbitration is commenced in accordance with Section 3.4(e), the determination of the Monitor shall be final and binding upon the Parties and shall not be subject to appeal, absent manifest error. The Monitor shall be acting as an expert and not as an arbitrator.
(e)	Arbitration. In the event that: (i) the Monitor’s determination of the Settlement Payment rendered in accordance with Section 3.4(d) is greater than 10% (in either direction) of the Buyer’s calculation of the Settlement Payment as set out in the Draft Closing Statement; and (ii) the Seller, the Buyer or both dispute the Monitor’s position that was rendered in accordance with Section 3.4(d), the disputing Party shall send the other Party a written notice (the “Notice of Arbitration”) within five (5) days of the Monitor’s delivery of such position, following which the dispute shall be finally resolved in accordance with the following arbitration provisions:

(i)	the arbitration tribunal shall consist of one arbitrator appointed by unanimous agreement of the parties to the arbitration who is qualified by education and training to pass upon the dispute, or in the event of failure to agree within ten (10) days, any of the Parties may apply to a Judge of the Ontario Superior Court of Justice to appoint an arbitrator;
(ii)	the arbitrator shall be instructed that time is of the essence in proceeding with his or her determination of any Disputed Item and, in any event, the arbitration award must be rendered within thirty (30) days of the submissions of such dispute to arbitration;
(iii)	the arbitration shall take place in Toronto, Ontario, and the law to be applied in connection with the arbitration shall be the laws of Ontario;
(iv)	the arbitrator’s decision on any Disputed Item shall be given in writing and shall be final and binding on the Parties, not subject to any appeal on a matter of law, a matter of fact or a matter of mixed fact and law;
(v)	the arbitrator’s decision shall deal with the question of costs of arbitration and all matters related thereto; and
(vi)	any arbitration hereunder shall be conducted in accordance with the provisions of the Arbitration Act, 1991, S.O. 1991, c. 17, as amended, except as varied or excluded by the express provisions of this Section 3.4(e).
(f)	Only Dispute Resolution. The Parties agree that the procedures set forth in this Section 3.4 for resolving disputes with respect to the Closing Statement shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit the Buyer or its Representatives from instituting litigation to enforce any final determination of the Cash Purchase Amount in accordance with this Section 3.4 or to compel any Party to submit any dispute arising in connection with this Section 3.4 pursuant to and in accordance with the terms and conditions of this Section 3.4, in any court or other tribunal of competent jurisdiction.
(g)	Final Settlement.
(i)	On the third Business Day following the later of: (x) the date on which the Seller and the Buyer agree to the Closing Statement (or are deemed to have agreed to the Closing Statement pursuant to Section 3.4(c)); (y) the date on which a determination in respect of a Notice of Objection is made by the Monitor pursuant to Section 3.4(d); and (iii) the date on which a determination in respect of a Notice of Arbitration is made by the arbitration pursuant to Section 3.4(e) (such date, the “Settlement Date”):
(A)	if the Final Closing Date Amount is less than the Estimated Cash Purchase Amount, then the Seller shall pay to the Buyer an aggregate amount of cash equal to the Settlement Payment, which shall be satisfied by the distribution to the Buyer (or as the Buyer may direct) of that portion of the Adjustment Escrow Amount equal to (i) such Settlement Payment, plus (ii) the portion of the Transfer Taxes paid by the Buyer pursuant to Section 3.3 applicable to such Settlement Payment. For greater certainty, the amount to be paid pursuant to this Section 3.4(g)(i)(A) shall not exceed the Adjustment Escrow Amount. Any portion of the Adjustment Escrow Amount remaining after payment of the Settlement Payment shall be distributed to the Seller; and
(B)	if the Final Closing Date Amount is equal to the Estimated Cash Purchase Amount, the entire amount of the Adjustment Escrow Amount shall be distributed to the Seller; and
(C)	if the Value of the Reserve Fund as of the Closing Date is greater than the Final Value of the Reserve Fund, the excess shall be removed from the Reserve Account and paid to the Seller or, as designated by the Seller, the administrative agent under the Credit Agreement.
(ii)	On the Settlement Date, the Buyer and the Seller shall provide a joint notice and direction to the Monitor, pursuant to this Agreement and the Escrow Agreement, for the release of the Adjustment Escrow Amount in such amount(s) and to such Party(ies) (or as such Party(ies) may direct) who are entitled to receive such amount(s) in accordance with this Section 3.4(g).
3.5	Purchase Price Allocation

The Purchase Price shall be allocated among the Purchased Assets as agreed by the Parties prior to the Closing Date, acting reasonably. Such allocation shall be binding and the Buyer and the Seller shall report the purchase and sale of the Purchased Assets and file all filings that are necessary or desirable under the Tax Act to give effect to such allocations and shall not take any position or action inconsistent with such allocation.  If the Purchase Price is adjusted pursuant to Section 3.4, the Purchase Price allocation pursuant to this Section 3.5 shall be adjusted on a pro rata basis.

3.6	As Is, Where Is
(a)	The Purchased Assets shall be sold and delivered to the Buyer on an “as is, where is” basis. Other than those representations and warranties contained herein and any certificate or documentation delivered in connection with the Agreement, the Buyer acknowledges and agrees that: (i) no representation, warranty or condition is expressed or can be implied as to title, encumbrances, description, fitness for purpose, merchantability, condition or quality or in respect of any other matter or thing whatsoever, including with respect to the Purchased Assets; and (ii) the Monitor has not provided any representations and warranties in respect of any matter or thing whatsoever in connection with the Transaction contemplated hereby, including with respect to the Purchased Assets. The disclaimer in this Section 3.6 is made notwithstanding the delivery or disclosure to the Buyer or its directors, officers, employees, agents or representatives of any documentation or other information (including financial projections or supplemental data not included in this Agreement). Without limiting the generality of the foregoing and unless and solely to the extent expressly set forth in this Agreement or in any documents required to be delivered pursuant to this Agreement, any and all conditions, warranties or representations, expressed or implied, pursuant to Applicable Law do not apply hereto and are hereby expressly waived by the Buyer.
(b)	Without limiting the generality of the foregoing, except as may be expressly set out in this Agreement and any certificate or documentation delivered in connection with the Agreement, no representations or warranties have been given by any Party with respect to the liability any Party has with respect to Taxes in connection with entering into this Agreement, the issuance of the Approval and Vesting Order, the consummation of the Transaction or for any other reason. Each Party is to rely on its own investigations in respect of any liability for Taxes payable, collectible or required to be remitted by the Seller or any other Party on or after Closing and the quantum of such liability, if any.

Article 4
REPRESENTATIONS AND WARRANTIES BY THE SELLER

The Seller represents and warrants to the Buyer, as of the date hereof and as of the Closing, and acknowledges that the Buyer is relying upon the following representations and warranties in connection with its purchase of the Purchased Assets the matters set out below:

4.1	Incorporation and Status

The Seller is an unlimited company duly incorporated, organized and validly existing under the laws of Nova Scotia, is in good standing under such laws and has the power and authority to enter into, deliver and, subject to the granting of the SISP Order and the Approval and Vesting Order, perform its obligations under this Agreement.

4.2	Due Authorization and Enforceability of Obligations

Subject to obtaining the SISP Order and the Approval and Vesting Order, the Seller has all necessary power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement. The execution and delivery of each of this Agreement, the Closing Documents and the consummation of the Transaction has been duly authorized by all necessary corporate action of the Seller. This Agreement is, and at the Closing Time the Closing Documents will be, duly executed and delivered by the Seller and constitutes valid and binding obligations of the Seller enforceable against it in accordance with its terms, as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors generally and by general principles of equity.

4.3	Title to Purchased Assets

The Seller is the legal owner of all of the Purchased Assets.

4.4	Validity of and Compliance with Reserve Agreement and Security Agreement
(a)	Except for any Royal Bank of Canada standard form agreements relating to the operation of bank or securities accounts, Section 4.4 of the Disclosure Letter sets forth the particulars of the bank accounts (the “Accounts”) in which deposits, funds and monies are held pursuant to the Reserve Agreement.
(b)	The Reserve Agreement and the Security Agreement are the only agreements and arrangements governing or in respect of the Accounts. Section 4.4(b) of the Disclosure Letter sets forth any and all Encumbrances in respect of the Accounts.
(c)	The Seller is in compliance with each of the terms and conditions of the Reserve Agreement and Security Agreement, in all respects, and there is currently no breach or default by the Seller of any of its obligations thereunder.
(d)	The Seller has satisfied all of its obligations under the Reserve Agreement and the Security Agreement, all reserves and other accounts that the Seller is required to fund and/or maintain under or related to the Reserve Agreement and the Security Agreement, if applicable, and the Reserve Fund has been funded in amounts required by the terms of the Reserve Agreement and the Security Agreement, as applicable.
(e)	The Seller, in preparing, estimating and considering any calculations in respect of or related to the Reserve Agreement used good faith efforts, methodologies consistent with past practice, relevant historical data and any other information that would reasonably be required to prepare a good faith calculation of any such amounts.
4.5	No Consents or Conflicts

Subject to the terms of the SISP Order and the Approval and Vesting Order, the execution, delivery and performance by the Seller of this Agreement, its obligations hereunder in respect of the Reserve Agreement and Security Agreement, and the other Closing Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Seller or Travel Services; (b) conflict with or result in a violation or breach of any provision of any Applicable Law applicable to the Seller or Travel Services; or (c) except for the Consents and Approvals, require the consent, notice or other action by any person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which the Seller or Travel Services is a party or by which the Seller is bound or to which any of their respective assets are subject or any of the Permits and Licenses affecting the Purchased Assets or the Business; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any assets of the Seller or Travel Services.

4.6	Dataroom Disclosures

The Seller has provided the Buyer with true and complete copies of the following materials and all such materials are true and correct in all respects:

(a)	the calculations prepared by the Seller in respect of the Reserve Fund and Redemption Fees (each as defined in the Reserve Agreement) for the Corporation Certificate (as defined in the Reserve Agreement) dated December 2022 and January 2023, which calculations have been prepared in the Ordinary Course consistent with past practice;
(b)	all Contracts between the Seller and a Material Customer or a Material Supplier that have not been terminated;
(c)	the Reserve Agreement and the Security Agreement; and
(d)	the Air Miles License Agreement.
4.7	Sufficiency of Assets

The Purchased Assets as defined as at the date hereof (and not adjusted pursuant to 2.6) (together with all Transition Services) are sufficient for the continued conduct of the Business after the Closing in all material respects and for performance of Seller’s obligations under the Assumed Contracts in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property, and assets necessary to conduct the Business as conducted currently and during the twelve (12) month period prior to the date of this Agreement. None of the Excluded Assets as defined as at the date hereof (and not adjusted pursuant to 2.6) are required for the operation of the Business.

4.8	Redemption Liabilities

The Seller has implemented internal controls in order to track Collectors’ AMs in the Air Miles Program. The model used as part of the process to support the Ultimate Redemption Rate uses data that is sourced from the system used to track AMs. The output of such model used to support the Ultimate Redemption Rate is reviewed for reasonableness in comparison to actual observed data and other evidence related to the Air Miles Program to support the estimate. To the knowledge of the Seller, there have been no significant issues identified in the internal controls, processes and systems outlined in this Section 4.8, nor in the calculations used to determine the Ultimate Redemption Rate.

4.9	Approvals and Consents

Except for the SISP Order, the Approval and Vesting Order, the Competition Act Approval, the Travels Services Approvals and the Consents and Approvals, no authorization, consent or approval of, or filing with or notice to, any Governmental Authority is required in connection with the execution, delivery or performance of this Agreement by the Sellers and each of the Closing Documents to be executed and delivered by the Seller hereunder or the purchase of any of the Purchased Assets hereunder.

4.10	Financial Statements

The Financial Statements present fairly, in all material respects, the financial position of the Seller and Travel Services as of the dates and throughout the periods indicated, and the results of the operations and cash flows for the periods therein indicated. The Financial Statements are based on the Books and Records of the Seller and Travel Services and have been prepared in accordance with U.S. GAAP applied on a basis consistent with the preceding period.

4.11	Liabilities and Guarantees

Except as set out in Section 4.11 of the Disclosure Letter, the Seller does not have any outstanding liabilities, contingent or otherwise, and are not bound by any agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to the obligations, liabilities (contingent or otherwise) or indebtedness of any Person, other than, in each case, those set out in the Financial Statements and those incurred in the Ordinary Course of the Business since the Financial Statements Date.

4.12	Absence of Unusual Transactions and Events
(a)	Since the Financial Statements Date, except in respect of the CCAA Proceedings, there has not been any effect, event, change, occurrence, state of facts, development or circumstance that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect or any event that would or could reasonably be expected to materially impair or delay the ability of the Seller to consummate the Transaction or otherwise perform its obligations under the Closing Documents.
(b)	The Seller and Travel Services have not, since the Financial Statements Date, except in respect of the CCAA Proceedings and as otherwise set forth in Section 4.12(b) of the Disclosure Letter, conducted the Business or entered into any Contract or transaction other than in the Ordinary Course, and, without limiting the generality of the foregoing, have not since such date taken any action as set out below:
(i)	sold, licensed or otherwise disposed of any of the assets of the kind comprising Purchased Assets or cancelled any Claims comprising part of the Purchased Assets except in the Ordinary Course;
(ii)	imposed any Encumbrance upon any of the Purchased Assets, except for Permitted Encumbrances;
(iii)	accelerated, terminated, materially amended or cancelled any Assumed Contracts or Permits and Licenses, except in the Ordinary Course;

(iv)	made any material change in the manner of its billings, or the credit terms made available by them, to any of their customers;
(v)	paid, declared or agreed to pay any dividends or similar distributions to any shareholders;
(vi)	other than the LVI Promissory Note and the Intercompany DIP, made, or received any loans to, any affiliate, or otherwise entered into a transaction with any affiliate outside of the Ordinary Course;
(vii)	taken any action following such date that would be prohibited by Section 8.2 or 8.3, as applicable, if such action were taken after the date of this Agreement;
(viii)	given any promotions, made any increase in the compensation or other benefits payable or to become payable to the employees, contractors and consultants of the Seller, other than pursuant to existing written agreements, including Collective Agreements, disclosed to the Buyer to the extent required under Section 4.18, Key Employee Retention Agreements or in the Ordinary Course; or
(ix)	authorized or agreed or otherwise become committed to do any of the foregoing.
4.13	Non-Arm’s Length Transactions

There are no outstanding accounts receivable due to Seller from any affiliate, officer, director, employee or any other Person with whom the Seller is not dealing at arm’s length (within the meaning of the Tax Act), except for the LVI Promissory Note and the Intercompany DIP.

4.14	Material Contracts
(a)	Section 4.14 of the Disclosure Letter sets out a true and complete list of all Material Contracts of the Seller and Travel Services; provided that, as of the date hereof, such Section 4.14 of the Disclosure Letter may not list all such Material Contracts but the Seller shall, in accordance with Section 8.1 hereof provide the Buyer with an updated Section 4.14 of the Disclosure Letter.
(b)	Each Material Contract: (i) is a valid and binding agreement of the Seller or Travel Services, as applicable, and, to the knowledge of the Seller, the other parties thereto; and (ii) is in full force and effect and is enforceable in accordance with its terms, except to the extent any Material Contract terminates in accordance with its terms after the date of this Agreement and prior to the Closing (subject to Applicable Laws relating to Insolvency Proceedings).
(c)	The Seller and, to the knowledge of the Seller, each of the other parties thereto, except as a result of the CCAA Proceedings and the Chapter 11 Cases are not in breach of, default or violation under, any of such Material Contracts and no event has occurred other than events in respect of the CCAA Proceedings and the Chapter 11 Cases that with notice or lapse of time, or both, would constitute such a breach, default or violation.
(d)	Except as set out in Section 4.14 of the Disclosure Letter, the Seller has not received any written notice of any termination, default or event that with notice or lapse of time, or both, would constitute a default by the Seller under any Material Contract.
4.15	Material Customers and Suppliers
(a)	Section 4.15(a) of the Disclosure Letter sets forth: (i) the Seller’s top ten customers based on an aggregate consideration paid to the Seller and Travel Services for goods or services rendered in the two most recent financial years (collectively, the "Material Customers"); and (ii) the amount of consideration paid by each Material Customer during such periods. Other than as set out in Section 4.15(a) of the Disclosure Letter, neither the Seller nor Travel Services has received any notice, nor do they have reason to believe, that any of their Material Customers has ceased, or intends to cease after the Closing, to use their goods or services or to otherwise terminate or materially reduce its relationship with the Seller or Travel Services.
(b)	Section 4.15(b) of the Disclosure Letter sets forth: (i) the Seller’s top ten suppliers based on consideration paid by the Seller and Travel Services for goods or services rendered in the two most recent financial years (collectively, the "Material Suppliers"); and (ii) the amount of purchases from each Material Supplier during such periods. Other than as set out in Section 4.15(b) of the Disclosure Letter, neither the Seller nor Travel Services has received any notice, nor do they have reason to believe, that any of their Material Suppliers has ceased, or intends to cease, to supply goods or services to the Seller or Travel Services or to otherwise terminate or materially reduce its relationship with the Seller or Travel Services.
4.16	Insurance

Section 4.16 of the Disclosure Letter sets forth a true and complete list of all current policies, binders or Contracts of fire, liability, product liability, umbrella liability, real and personal property, workplace safety and insurance, workers' compensation, vehicle, directors' and officers' liability, fiduciary liability and other casualty and property insurance maintained by the Seller and Travel Services that relate to the Purchased Assets, Assumed Liabilities, Business, operations and employees of the Seller or Travel Services (collectively, the "Insurance Policies"). The Insurance Policies are in full force and effect.

4.17	Permits and Licenses

Section 4.17 of the Disclosure Letter sets out a correct and complete list of all Material Permits and Licenses. The Material Permits and Licenses include all the Permits and Licenses that the Seller holds, or are required to hold, in connection with their ownership of the Purchased Assets or the operation of the Business as presently conducted. The Material Permits and Licenses are in full force and effect; the Seller is in material compliance with all the terms and conditions relating to the Material Permits and Licenses; and there are no proceedings in progress, pending or, to the knowledge of the Seller, threatened that may result in revocation, cancellation, suspension, rescission or any material adverse modification of any of the Material Permits and Licenses.

4.18	Employment Matters
(a)	Neither the Seller nor Travel Services is a party to or bound by any collective bargaining agreements together with any related letters of understanding, letters of intent or other written agreements with any trade union, council of trade unions, employee bargaining agent or affiliated bargaining agent (collectively, the “Collective Agreements”). At the date hereof, the Seller has not conducted negotiations with respect to any future Collective Agreement. To the knowledge of the Seller, there are no current or threatened attempts to organize or establish any trade union or employee association with respect to the employees of the Seller.
(b)	None of the Employee Plans or Employee Plans (Travel Services) provide benefits beyond retirement or other termination of service to current or former directors, officers, employees, contractors or consultants or to the beneficiaries or dependents of such directors, officers, employees, contractors or consultants.
(c)	To the knowledge of the Seller, the Seller is in compliance with all Applicable Laws relating to employees, including with respect to Taxes, except where non-compliance would not reasonably be expected to be material to the Business.
(d)	No Employee Plans or Employee Plans (Travel Services) contain a “defined benefit provision” as that term is defined in section 147.1(1) of the Tax Act.
(e)	There is no material work stoppage or, to the knowledge of the Seller, threatened against the Seller.
(f)	Except as set out in Section 4.18 of the Disclosure Letter and except for grievances or notices of potential Claims arising in the Ordinary Course of the Business and in any event that would not reasonably be expected to be material to the Business, there is no Claim or Legal Proceedings pending or, to the knowledge of the Seller, threatened involving any employee of the Seller or benefits pending or, to the knowledge of the Seller, any Employee Plan or its assets.
4.19	Intellectual Property

Section 2.1(j) of the Disclosure Letter sets forth a complete and accurate listing of all applications and registrations of Intellectual Property owned or held by the Seller and Travel Services (the “Seller Registered IP”). Immediately prior to the Closing, either the Seller or Travel Services shall be the owner of record for each item of Seller Registered IP. Except as set out in Section 4.19 of the Disclosure Letter:

(a)	the Seller or Travel Services owns all right, title and interest in and to, or has the valid right to use all the Licensed Air Miles IP and all other Intellectual Property that is material to the conduct of the Business, as currently conducted, including for certainty all Intellectual Property relating to the Air Miles Program;

(b)	no affiliate of Seller (other than Travel Services) owns or hold any: (i) Intellectual Property relating to the Air Miles Program; or (ii) other intellectual property used in the conduct of the Business, other than such items to be provided to Buyer under the Transition Services Agreement;
(c)	to the knowledge of the Seller, the conduct of the Business does not infringe, misappropriate, violate or otherwise conflict with or harm the intellectual property rights of any other Person and no actions or proceedings have been instituted or are pending or threatened in respect thereof. No Claim has been received by the Seller or Travel Services alleging any such infringement, misappropriation, violation, conflict or harm of any intellectual property rights of any other Persons; and
(d)	to the knowledge of the Seller, no other Person has infringed, misappropriated, violated or otherwise conflicted with or harmed the Intellectual Property.
4.20	Computer Systems and Software
(a)	The computer systems and software of and used by the Seller and Travel Services or made available to the Seller or Travel Services by means of cloud computing, including servers, personal computers and special purpose systems, websites, databases, telecommunications equipment and facilities and other information technology systems are, in each case included in the Purchased Assets (together, the “Business IT Systems”) and are operational in all material resects and are together adequate for the current needs of the Seller and Travel Services in the conduct of the Business. The Purchased Assets include, or the Assumed Contracts include the right to access at no cost at all times, all documentation required for the operation of the Business IT Systems, including the Air Miles Program’s web platform and mobile software platform. The Seller has obtained and has held at all times all necessary rights, licenses and permissions from third parties to use the Business IT Systems and any other computer systems and software used by the Seller for purposes of operation of the Business.
(b)	No affiliate of the Seller (other than Travel Services) owns, hold or control any Business IT Systems, other than such items to be provided to the Buyer under the Transition Services Agreement. The Business IT Systems to be provided under the Transition Services Agreement are neither required for the operation of the Air Miles Program nor (except as set out in Section 4.20 of the Disclosure Letter) material to the operation of the Business.
(c)	The Collector Data on Business IT Systems represents all of the Collector Data with respect to each member of the Air Miles Program. The Collector Data accurately reflects in all respects the status of the Collector Accounts. All disputes raised by Collectors of the Air Miles Program in respect of the Collector Accounts are accurately reflected in the Collector Data, and recorded in the Seller’s computer systems in the Ordinary Course of the Business.

(d)	The Seller and Travel Services have implemented policies and procedures that are necessary to comply with, and have fully complied in all material respects with, the requirements of all Applicable Laws and Data Security Requirements concerning: (i) the safeguarding of Collector Data; (ii) the acquisition, operation and use of all computer systems, including concerning the outsourcing of business activities, functions and services to third parties; and (iii) the identification and reporting of technology and cybersecurity incidents. Such policies and procedures include: technical, administrative, organizational and physical safeguards, controls and measures in place to protect the computer systems against unauthorized access or use and to safeguard the security, confidentiality, and integrity of data; and incident response procedures.
(e)	There are no restrictions in any Contract that would limit or restrict the Buyer’s ability to use Collector Data in accordance with the Seller’s or Travel Services’ respective privacy policies and procedures, or otherwise to conduct the Business in substantially the same manner as conducted prior to the Closing.
(f)	The Seller and Travel Services have conducted security assessments and tests of the computer systems for vulnerabilities and security threats on no less than an annual basis and to the extent that any vulnerabilities have been detected, all such vulnerabilities have been addressed.
(g)	The Seller and Travel Services have implemented appropriate tools and procedures consistent with industry practice to protect the computer systems from any virus, trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access, to disable, erase, distort, modify, replicate or otherwise harm software, hardware, or data.
(h)	The Seller and Travel Services have implemented back-up systems and disaster recovery and business continuity plans to provide for the business continuity of the Business in material respects.
(i)	Except as set out in Section 4.20 of the Disclosure Letter, neither the Seller nor Travel Services have experienced any material technology or cybersecurity incidents.
4.21	Real Property
(a)	Owned Real Property:
(i)	Neither the Seller nor Travel Services own any legal and/or beneficial interest in Real Property.
(ii)	Neither the Seller nor Travel Services have agreed to acquire or are subject to any agreement or option to own, legally and/or beneficially, any Real Property or any interest in any Real Property, other than the Real Property Lease.

(b)	Leased Real Property:
(i)	The Seller or Travel Services, as applicable, has a good and valid leasehold interest in all Leased Real Property set forth on Section 4.21 of the Disclosure Letter, free and clear of all Encumbrances other than Permitted Encumbrances and enjoy peaceful and undisturbed possession of such Leased Real Property.
(ii)	The Real Property Lease as set forth on Section 4.21 of the Disclosure Letter is in full force and effect, binding and enforceable on the Seller in accordance with its respective terms.
(iii)	All rent that is due by the lessee under each Real Property Lease has been paid and except for any default under the Real Property Lease in connection with the CCAA Proceedings, there are no outstanding defaults or breaches under the Real Property Lease on the part of the Seller. Furthermore, except for the CCAA Proceedings, no event has occurred, or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a default or breach. Seller has not received any written notice from any lessor or sublessor of such Leased Real Property of, nor does there exist any default, event or circumstance that, with notice or lapse of time, or both, would constitute a default by the party that is the lessee or lessor of such Leased Real Property.
(iv)	As of the date of this Agreement, no written notice has been received by the Seller from any Governmental Authority advising of any defects in the construction of the buildings located on the Leased Real Property or any installations therein, or related to any work order, deficiency notice or non-compliance with any building restrictions, zoning by-laws, fire codes or other regulations or agreements with governmental or quasi-governmental authorities, in each case in respect of the Leased Real Property, which has not been addressed or remedied.
(v)	To the Seller’s knowledge, the Leased Real Property is in working order and repair for the operation of the Business as currently conducted. To the Seller’s knowledge, all buildings, structures, fixtures and other improvements, situated on the Leased Real Property are supplied with utilities and other services necessary for the operations of the Business presently conducted on such Leased Real Property.
(vi)	To the Seller’s knowledge, the Seller has in full force and effect all Permits and Licenses required in connection with the use of the Leased Real Property, and the use and occupancy by the Seller of the Leased Real Property is not in breach, violation or non-compliance of or with any applicable Laws in any material respect.

(vii)	To the Seller’s knowledge, no part of the Leased Real Property has been taken, condemned or expropriated by any Governmental Authority and the Seller has not received any written notice of the commencement of, or any intention or proposal to commence, any proceeding in respect thereof.
(viii)	There are no Contracts to which the Seller is a party granting to any third party any sublease, license or other right to use, occupy, possess or otherwise encumber any portion of the Leased Real Property.
(ix)	To the Seller’s knowledge, there are no amounts or concentrations of any hazardous materials at, on, above, in or under any of the property subject to the Real Property Lease, other than in accordance with Environmental Law.
4.22	No Subsidiaries

Except for the Seller’s ownership of the Travel Services Shares, the Seller does not have any subsidiaries, and Travel Services does not have any subsidiaries.

4.23	Compliance with Laws
(a)	The Seller and Travel Services are conducting and have at all times during the past five (5) years conducted the Business in compliance in all material respects with all Applicable Laws.
(b)	Travel Services is conducting and has at all times during the past five (5) years conducted the Business in compliance in all material respects with all applicable industry codes and guidelines (whether or not having the force of law) that relate to insurance or to the marketing, advertising, sale or administration of insurance policies.
(c)	The Seller and Travel Services have: (i) implemented reasonable policies, security measures and training to comply with Data Security Requirements and CASL and to protect Personal Information in their possession, custody or control against Data Breaches; and (ii) have maintained records to demonstrate their compliance with Data Security Requirements and CASL.
(d)	Except as set out in Section 4.23 of the Disclosure Letter, neither the Seller nor Travel Services, during the past five (5) years, has experienced any Data Breach and, to the knowledge of the Seller, no service provider to the Seller or Travel Services has reported any Data Breach involving Personal Information under the control of the Seller or Travel Services.
4.24	Anti-Money Laundering; Sanctions; Anti-Corruption

Except as set out in Section 4.24 of the Disclosure Letter, none of the Seller, Travel Services or any of their respective Representatives:

(a)	has violated, and the Seller’s execution and delivery of and performance of its obligations under this Agreement will not violate, any AML Laws;
(b)	has, in the course of its actions for, or on behalf of, the Seller and/or Travel Services, as applicable: (i) knowingly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) offered, provided, paid or received any bribe or otherwise unlawfully offered, provided paid or received, directly or indirectly, anything of value to or from any foreign or domestic government employee or official or any other Person; (iii) violated or taken any act that would violate any applicable provision of the Criminal Code (Canada), the Corruption of Foreign Public Officials Act (Canada), the Foreign Corrupt Practices Act of 1977 (United States), and the Bribery Act (UK) or other similar laws of other jurisdictions to the extent such laws are applicable to the Seller or Travel Services (collectively, “ABAC Laws”); (iv) violated or taken any act that would violate the Special Economic Measures Act (Canada) ("SEMA") or other similar laws of other jurisdictions to the extent such laws are applicable to the Seller or Travel Services; or (v) violated or taken any act that would violate the Freezing Assets of Corrupt Foreign Public Officials Act (Canada) ("FACFOA") or other similar laws of other jurisdictions to the extent such laws are applicable to the Seller or Travel Services, in each case to which the Seller and/or Travel Services are subject;
(c)	has been, in the course of its actions for, or on behalf of, the Seller and/or Travel Services, as applicable: (i) convicted of a violation of applicable anti-corruption, bribery or fraud laws or regulations including the ABAC Laws; or (ii) the subject of an investigation by a Governmental Authority for a violation of ABAC Laws;
(d)	has, directly or indirectly, taken any action in violation of any export restrictions, anti-boycott regulations, embargo regulations or other similar Applicable Laws;
(e)	is a "specially designated national" or "blocked person" under United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury ("OFAC"), a Person identified under SEMA, FACFOA, the United Nations Act (Canada) or otherwise a target of economic sanctions under other similar Applicable Laws; or
(f)	has engaged in any business with any Person with whom, or in any country in which it is prohibited for a Person to engage under SEMA, FACFOA, the United Nations Act (Canada) or any other Applicable Laws.

The representations and warranties given in this Section 4.24 shall not be made by nor apply to the Seller and/or Travel Services in so far as such representation or warranty would result in a violation of or conflict with the Foreign Extraterritorial Measures Act (Canada) or any other Applicable Law in effect in Canada from time to time.

4.25	Litigation and Other Proceedings

Except as set out in Section 4.25 of the Disclosure Letter, there is no court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal); arbitration or other dispute settlement procedure; investigation or inquiry by any Governmental Authority; or any similar matter or proceeding (collectively, “Legal Proceedings”) against Travel Services or against the Seller in respect of the Business, the Purchased Assets, or any Employee Plan (whether in progress, pending or, to the knowledge of the Seller, threatened) that seeks non-monetary relief or damages in excess of $25,000 and, except as set out in Section 4.25 of the Disclosure Letter, there is no material judgment, decree, injunction, rule, award or order of any Governmental Authority outstanding against Travel Services or the Seller in respect of the Purchased Assets or the Business.

4.26	Books and Records

Financial transactions of Travel Services, or the Seller relating to the Business, as applicable have been accurately recorded in such Books and Records in all material respects.

4.27	Residence of the Seller

The Seller is not a non-resident of Canada and is not a partnership for the purposes of the Tax Act.

4.28	HST and QST Registration

The Seller and Travel Services are registered for purposes of the Excise Tax Act (Canada) and, if applicable, an Act respecting Québec sales tax (Québec), and their HST and, if applicable, QST registration numbers are set out in Section 4.28 the Disclosure Letter.

4.29	Tax Matters Relating to Seller

Except, in each case, as set out in Section 4.29 of the Disclosure Letter:

(a)	there are no Encumbrances for Taxes upon any of the Purchased Assets nor, to the Seller’s knowledge, is any Governmental Authority in the process of imposing any Encumbrance for Taxes on any of the Purchased Assets;
(b)	there are no unpaid Taxes which, to the Seller’s knowledge, are capable of forming or resulting in a lien on the Purchased Assets or becoming a liability or obligation of the Buyer; and
(c)	there are no inquiries, investigations, disputes, audits, actions, objections, appeals, suits or other proceedings or claims in progress, or, to the Seller’s knowledge, pending or threatened by or against the Seller by any Governmental Authority with respect of any Taxes in respect of the Seller that can result in a lien on the Purchased Assets. The Seller has withheld, collected and remitted to the proper Governmental Authority all amounts required to have been withheld, collected and remitted by it in respect of Taxes, on a timely basis and in respect of such amounts withheld that are not yet required to be remitted, has properly set aside such amounts for such purpose.
4.30	U.S. Presence

The Business does not have any operations, offices or other physical locations in the United States, and no employees of the Business reside or are located in the United States.

Article 5
REPRESENTATIONS AND WARRANTIES by THE BUYER

The Buyer represents and warrants to the Seller as follows, and acknowledges that the Seller is relying upon the following representations and warranties in connection with their sale of the Purchased Assets:

5.1	Incorporation and Status

The Buyer is a legal person duly incorporated, organized and validly existing under the laws of Canada, is in good standing under such laws and has the power and authority to enter into, deliver and perform its obligations under this Agreement.

5.2	Due Authorization and Enforceability of Obligations

Subject to obtaining the SISP Order and the Approval and Vesting Order, the Buyer has all necessary power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement. The execution and delivery of each of this Agreement, the Closing Documents and the consummation of the Transaction has been duly authorized by all necessary corporate action of the Buyer. This Agreement has been, and at the Closing Time the Closing Documents will be (subject to the Transaction being the “Successful Bid” pursuant to the SISP), duly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer enforceable against it in accordance with its terms, as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors generally and by general principles of equity.

5.3	No Conflicts

The execution, delivery and performance by the Buyer of this Agreement and any other Closing Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; or (b) conflict with or result in a violation or breach of any provision of any Applicable Law applicable to the Buyer.

5.4	Approvals and Consents

Except for: (a) approval of the Court through the SISP Order and the Approval and Vesting Order; and (b) the Competition Act Approval, no authorization, consent or approval of, or filing with or notice to, any Governmental Authority, court or other Person is required in connection with the execution, delivery or performance of this Agreement by the Buyer and each of the agreements to be executed and delivered by the Buyer hereunder or the purchase of any of the Purchased Assets hereunder.

5.5	Residence of the Buyer

The Buyer is not a non-resident of Canada and is not a partnership for the purposes of the Tax Act.

5.6	HST and QST Registration

The Buyer, or its assignee(s) acquiring the Purchased Assets, is, or at the Closing Time will be, registered for purposes of the Excise Tax Act (Canada) and, if applicable, an Act respecting Québec sales tax (Québec), and will provide its registration numbers to the Seller.

5.7	Brokers

No broker, finder or investment banker is entitled to any brokerage commission, finder’s fee or other similar payment in connection with the Transaction based upon arrangement made by or on behalf of the Buyer.

5.8	Sufficiency of Funds

The Buyer has, or will have at the Closing, sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the Transaction.

5.9	Investment Canada Act

The Buyer is not a “non-Canadian” within the meaning of the Investment Canada Act.

Article 6
Additional REPRESENTATIONS AND WARRANTIES specific to Travel SErvices

The Seller represents and warrants to the Buyer and acknowledges that the Buyer is relying upon the following representations and warranties in connection with its purchase of the Travel Services Shares the matters set out below:

6.1	Incorporation and Status

Travel Services is an unlimited company duly organized and validly existing under the laws of Nova Scotia and in good standing under such laws.

6.2	Capitalization
(a)	Section 6.2 of the Disclosure Letter contains a complete and accurate list showing, as of the date of this Agreement, Travel Services’ authorized and issued and outstanding share capital, securities or other ownership interests (together with the holders thereof).

(b)	As of the Closing, the Travel Services Shares: (i) represent all of the issued and outstanding share capital, securities and other ownership interests in the capital of Travel Services; (ii) are duly authorized and validly issued and are fully paid and non-assessable; (iii) are owned directly by the Seller, free and clear of all Encumbrances and Seller is the record owner of and beneficially owns the Travel Services Shares; and (iv) are not issued in violation of any pre-emptive or similar rights.
(c)	The Travel Services Shares have been issued in compliance with all Applicable Laws.
(d)	Travel Services does not own, or have any interest in, any shares or have securities, or another ownership interest, in any other Person.
(e)	Other than as set forth in Section 6.2 the Disclosure Letter, there is no:
(i)	outstanding security held by any Person that is convertible into, or exchange-able or exercisable for, shares, securities or rights in the capital of Travel Services;
(ii)	subscription, option, warrant, convertible security, plan, Contract, right or commitment of any nature whatsoever (pre-emptive, contingent or other-wise), written or oral, requiring or that may require, whether or not subject to conditions, Travel Services to issue, sell, redeem, purchase or transfer any of its securities (including shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to sub-scribe for or acquire, any of its securities;
(iii)	agreement, commitment or understanding of any nature whatsoever, written or oral (other than this Agreement) that grants to any Person the right to purchase or otherwise acquire or have a Claim against issued and outstanding securities (including shares) of Travel Services;
(iv)	shareholders’ agreement, partnership agreement, voting trust, voting agreement, pooling agreement, proxy or similar arrangement with respect to any shares, securities or other ownership interests of Travel Services; or
(v)	partnership, trust, joint venture, association or similar jointly owned business undertaking of whatsoever nature involving Travel Services.
6.3	Liabilities and Guarantees

Except as set out in Section 6.3 of the Disclosure Letter, Travel Services does not have any indebtedness for borrowed money and is not bound by any guarantee or support agreement with respect to indebtedness for borrowed money of any Person other than those incurred in the Ordinary Course.

6.4	Non-Arm’s Length Transactions
(a)	Travel Services has not made any payment or loan to, or borrowed any monies from or is otherwise indebted to, any affiliate, officer, director, employee or any other Person with whom Travel Services is not dealing at arm’s length (within the meaning of the Tax Act), except compensation paid in the Ordinary Course.
(b)	Except for Contracts of employment entered into in the Ordinary Course and Key Employee Retention Agreements, Travel Services is not a party to any Contract with any affiliate, officer, director, employee or any other Person with whom Travel Services is not dealing at arm’s length (within the meaning of the Tax Act).
(c)	There are no outstanding notes payable to, accounts receivable from or advances by Travel Services with respect to its business relating to any affiliate, officer, director, employee or any other Person with whom Travel Services is not dealing at arm’s length (within the meaning of the Tax Act).
6.5	Employment Matters

No employees are employed by Travel Services and there are no Employee Plans (Travel Services).

6.6	Authorizations and Conduct of the Business
(a)	Section 6.6 of the Disclosure Letter sets forth a list of all Agency Licenses issued to Travel Services and Individual Travel Agent Licenses issued to the Individual Travel Agents, and such Agency Licenses and Individual Travel Agent Licenses are the only Permits and Licenses necessary for Travel Services to conduct its business as presently conducted. The Business is being conducted in compliance with all such Agency Licenses and Individual Travel Agent Licenses in all material respects. All such Agency Licenses and Individual Travel Agent License are valid and in full force and effect. Travel Services has not received written notice of any Claim that could reasonably be expected to result in the termination, revocation, suspension or restriction of any Agency License or Individual Travel Agent License or the imposition of any material fine, penalty or other sanctions for violation of any requirements or conditions relating to any such Agency License or Individual Travel Agent License or for contravention of Applicable Laws.
(b)	Since January 1, 2018 there has not been any examination, investigation, review or inquiry, or similar, of Travel Services issued by any Governmental Authority that identified any material deficiencies or violations, or potential deficiencies or violations, that have not been resolved, in all material respects to the satisfaction of the Governmental Authority that noted such deficiencies or violations.
(c)	Since January 1, 2018, there has not been any material complaint regarding Travel Services, whether reported to Travel Services by the Person affected, a Governmental Authority or by another source.

6.7	Banking Information and Power of Attorney

Section 6.7 of the Disclosure Letter sets forth the name and location (including municipal address) of each bank, trust company or other financial institution in which Travel Services has an account, money on deposit or a safety deposit box. Section 6.7 of the Disclosure Letter sets out a true and complete list of any and all outstanding power of attorney, agency and mandate granted by Travel Services to any Person, copies of which have been provided to the Buyer prior to the date hereof.

6.8	Tax Matters Relating to Travel Services

Except, in each case, as set out in Section 6.8 of the Disclosure Letter:

(a)	Travel Services has filed all Tax Returns that it was required to file by all Applicable Laws and all such Tax Returns are true, correct and prepared in compliance with all Applicable Laws. The information contained in such Tax Returns is correct and complete in all material respects;
(b)	Travel Services has timely paid in full all material Taxes due and owing by it (whether or not shown on any Tax Return) and has paid all assessments and reassessments it has received in respect of Taxes. Travel Services has paid all installments on account of Taxes for its current taxation year. Travel Services has made adequate provision in its Books and Records and the Financial Statements for all Taxes for the period covered thereby.
(c)	Travel Services does not have any outstanding agreements, arrangements, waivers or objections extending the statutory limitations period or providing for an extension of time with respect to the assessment or reassessment of Taxes of Travel Services or the filing of any Tax Return by, or any payment of Taxes by, Travel Services, nor is there any outstanding written request for any such agreement, waiver, objection or arrangement. Travel Services has not made any elections, designations or similar filings with respect to Taxes or entered into any agreement in respect of Taxes or Tax Returns that have an effect for any period ending after the Closing Date except as delivered to the Buyer. Travel Services has not requested, received or entered into any advance Tax rulings or advance pricing agreements from or with any Governmental Authority;
(d)	Travel Services has timely withheld and timely paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any Employee, independent contractor, creditor, or other person, as required under Applicable Laws;
(e)	No material deficiencies or assessments or reassessments for any Taxes have been proposed, asserted or assessed in writing by any Governmental Authority against Travel Services that are still pending, and there are no matters (including any Tax Return filed by Travel Services) under discussion, examination, audit or appeal with or by any Governmental Authority, and there are no proceedings, claims, demands, audits, investigations, or actions now pending or threatened against Travel Services in writing in each case with respect to Taxes;
(f)	There are no Encumbrances for Taxes on any assets of Travel Services;
(g)Travel Services has collected from each receipt from any of its past and present customers (or other persons paying amounts to Travel Services) the amount of all Taxes required to be collected and have paid and remitted such Taxes when due, in the form required under Applicable Laws. Without limiting the generality of the foregoing, Travel Services has charged, collected and remitted on a timely basis all Taxes as required under Applicable Law on any sale, supply or delivery whatsoever, made by it;
(h)	All tax credits, refunds, rebates, overpayments and similar adjustments of Taxes claimed by each of Travel Services has been validly claimed and correctly calculated as required by Applicable Laws, and Travel Services has retained all documentation prescribed by Applicable Laws to support such claims;
(i)	Travel Services has complied with all registration, reporting, payment, collection and remittance requirements in respect of HST, QST and any other sales and use Taxes and Transfer Taxes;
(j)	Travel Services has not acquired property from any person in circumstances where it became liable for any Taxes of such person. Travel Services has not entered into any agreement with, or provided any undertaking to, any person pursuant to which they have assumed liability for the payment of Taxes owing by such person;
(k)Travel Services has delivered, or will deliver within ten (10) days of the date hereof, to the Buyer a true copy of all material Tax Returns filed by Travel Services for 2018-2022 and all material correspondence with any Governmental Authority relating to Taxes, including all notices of assessment or reassessment;
(l)	Travel Services has maintained and continues to maintain all Books and Records required to be maintained by it under the Tax Act and all other Applicable Laws in respect of Taxes;
(m)Travel Services has not been engaged in a trade or business in any country, other than Canada, by virtue of having an office, employees, or a permanent establishment in such country. To the knowledge of the Seller, no claim has ever been made by a Governmental Authority in a jurisdiction where Travel Services does not file Tax Returns that it is or may be subject to the imposition of any Tax by, or required to file Tax Returns in, that jurisdiction;
(n)Travel Services is not required to include any item of income in, or to the knowledge of the Seller, exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (i) change in accounting method for any Pre-Closing Tax Period, (ii) installment sale, open transaction or other transaction made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, or are otherwise required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period attributable to income that accrued, or that was required to be reported for financial accounting purposes, in a prior taxable or fiscal period but that was not included in taxable income for that or another prior taxable or fiscal period, or (iv) forgiveness of any debt incurred by Travel Services prior to the Closing Time. Travel Services has not claimed any reserves for purposes of the Tax Act (or any other Applicable Law) for the most recent Tax or fiscal period ended prior to the date of this Agreement or for any Tax period ending as a result of the completion of the Transaction;
(o)To the knowledge of the Seller, there are no circumstances which exist and could result in, or have existed and resulted in, the application of any of sections 17, 79, 79.1 or 80 to 80.04, inclusive, of the Tax Act (or any similar provision under any Applicable Law in respect of Taxes) to Travel Services and, for greater certainty, the cost amount to Travel Services of each debt obligation, if any, owed to it (taking into account the assumptions in paragraphs 80.01(a) and (b) and subparagraphs 80.01(c)(i) and (ii)) is equal to the principal amount of such debt obligation plus any accrued and unpaid interest;
(p)To the knowledge of the Seller, Travel Services has not incurred any deductible outlay or expense owing to a person not dealing at arm’s length for purposes of the Tax Act with it the amount of which would, assuming there is no agreement filed under paragraph 78(1)(b) of the Tax Act, be included in its income for Canadian income tax purposes, as the case may be, for any taxation year or fiscal period beginning on or after the Closing Date under paragraph 78(1)(a) of the Tax Act or any analogous provision of any comparable Law of any province or territory of Canada;
(q)The terms and conditions made or imposed in respect of every material transaction (or series of transactions) between Travel Services and any person that is not dealing at arm’s length with Travel Services for purposes of the Tax Act do not differ from those that would have been made between persons dealing at arm’s length for purposes of the Tax Act;
(r)	Travel Services has, on a timely basis, made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act as may be needed to demonstrate that the terms of any such transaction entered into at any time by Travel Services is and was on comparable terms of similar transactions by arm’s length persons and has delivered copies of all such records and documents to the Buyer;
(s)To the knowledge of the Seller, Travel Services has not participated in a “reportable transaction” within the meaning of the Tax Act or a “notifiable transaction” (each as modified by or defined in (respectively) the revised legislative proposals to amend the Tax Act released by the Department of Finance (Canada) on August 9,

2022) (or any similar transaction that is reportable or notifiable under any applicable analogous provisions of Applicable Laws); and
(t)	Travel Services is not a party to, bound by, and does not have any obligation under, any Tax allocation or sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person. Travel Services has not acquired property from any Person in circumstances where it became liable for any Taxes of such Person. Travel Services has not entered into any agreement with, or provided any undertaking to, any Person pursuant to which it has assumed liability for or provided an indemnification for the payment of Taxes owing by such Person.
6.9	Brokers

No broker, finder or investment banker is entitled to any brokerage commission, finder’s fee or other similar payment in connection with the Transaction based upon arrangement made by or on behalf of Travel Services.

Article 7
CONDITIONS
7.1	Conditions for the Benefit of the Buyer and the Seller

The respective obligations of the Buyer and of the Seller to consummate the Transaction are subject to the satisfaction of, or compliance with, at or prior to the Closing Time, each of the following conditions:

(a)	the Initial Order shall have been obtained and shall be Final;
(b)	the A&R Initial Order shall have been obtained and shall be Final;
(c)	the SISP Order shall have been obtained and shall be Final;
(d)	this Agreement shall be the Successful Bid (as determined pursuant to the SISP);
(e)	the Approval and Vesting Order, and to the extent applicable in accordance with this Agreement, such further order pursuant to section 11.3 of the CCAA, shall have been obtained and shall be Final;
(f)	the Reserve Agreement Assignment and Assumption Agreement shall have been executed and delivered by each of the Seller and the Buyer;
(g)	the Competition Act Approval shall have been obtained; and
(h)	no provision of any Applicable Law and no judgment, injunction, order or decree that prohibits the consummation of the purchase of the Purchased Assets pursuant to this Agreement shall be in effect.

The Parties acknowledge that the foregoing conditions are for the mutual benefit of the Buyer and Seller. None of the conditions set out in this Section 7.1 may be waived by the Buyer, the Seller or both of them, save and except that the Parties may mutually waive in writing any requirement that any of the orders referred to in this Section 7.1 shall be Final.

7.2	Conditions for the Benefit of the Buyer

The obligation of the Buyer to consummate the Transaction is subject to the satisfaction of, or compliance with, or waiver by the Buyer of, at or prior to the Closing Time, each of the following conditions (each of which is acknowledged to be for the exclusive benefit of the Buyer):

(a)	the SISP shall have been conducted in accordance with its terms and the terms of the SISP Order;
(b)	the Approval and Vesting Order shall have been obtained by no later than May 31, 2023, or such later date as the Buyer may agree to in writing, and shall be Final;
(c)	the Fundamental Representations (Seller) shall be true and correct in all but de minimis respects on and as of the Closing Date with the same effect as though made at and as of such date;
(d)	the representations and warranties in Section 4.5 (No Consents or Conflicts) and Section 4.14(c) (Material Contracts) shall be true and correct in all material respects on and as of the Closing Date with the same effect as through made at and as of such date;
(e)	except as would not have or would not reasonably be expected to have a Material Adverse Effect, either individually or in the aggregate, all representations and warranties of the Seller set out in this Agreement, including those set forth in Article 4 and Article 6, other than the Fundamental Representations (Seller) and the representations and warranties in Section 4.5 (No Consents or Conflicts) and Section 4.14(c) (Material Contracts), shall be true and correct as of the date hereof and the Closing Date with the same force and effect as if such representations or warranties were made on and as of such date; provided, however, that: (i) if a representation and warranty is qualified by a materiality or Material Adverse Effect qualification, such qualification shall be disregarded for the purposes of this Section 7.2(e); and (ii) if a representation or warranty speaks only as of a specific date it only needs to be true and correct as of that date;
(f)	the covenants contained in this Agreement to be performed by the Seller at or prior to the Closing Time shall have been performed in all material respects as at the Closing Time;
(g)	from the date of this Agreement, there shall not have occurred any Material Adverse Change;
(h)	the Buyer shall have received a certificate confirming the satisfaction of the conditions contained in Sections 7.2(c), 7.2(e), 7.2(f) and 7.2(g) signed for and on behalf of the Seller without personal liability by an executive officer of the Seller or other Persons reasonably acceptable to the Buyer, in each case in form and substance reasonably satisfactory to the Buyer;
(i)	the Buyer shall have received Consents and Approvals in respect of Contracts with Materials Customers, Material Suppliers (including the WestJet Contract) and any Permits and Licenses from a Governmental Authority;
(j)	the Buyer shall have obtained any consents that are necessary, as determined in the Buyer’s sole discretion, acting reasonably, to effect the Reserve Agreement Assignment and Assumption such that the Reserve Agreement Assignment and Assumption Agreement shall have become effective, or shall become effective contemporaneously with Closing;
(k)	the Seller shall have delivered the Cure Costs Schedule to the Buyer by no later than seven (7) days prior to the Closing Date, or such other date as the Buyer may agree to in writing; and
(l)	the Buyer shall have received from the Seller each of the closing deliveries listed in Section 11.2(a), together with all such other instruments of assignment or conveyance, and other documents, instruments and certificate, duly executed by the Seller as shall be reasonably requested by the Buyer, in the form and substance reasonably acceptable to the Buyer, or reasonably necessary to transfer the Purchased Assets to the Buyer free and clear of all Encumbrances (other than Permitted Encumbrances) in accordance with this Agreement.

The foregoing conditions are for the exclusive benefit of the Buyer. Any condition in this Section 7.2 may be waived by the Buyer in whole or in part, without prejudice to any of its rights of termination in the event of non-fulfillment of any other condition in whole or in part. Any such waiver shall be binding on the Buyer only if made in writing.

7.3	Conditions for the Benefit of the Seller

The obligation of the Seller to consummate the Transaction is subject to the satisfaction of, or compliance with, or waiver where applicable, by the Seller of, at or prior to the Closing Time, each of the following conditions (each of which is acknowledged to be for the exclusive benefit of the Seller):

(a)	the Fundamental Representations (Buyer) shall be true and correct in all but de minimis respects on and as of the Closing Date with the same effect as though made at and as of such date;
(b)	except as would not have or would not reasonably be expected to have a Material Adverse Effect, either individually or in the aggregate, all representations and warranties of the Buyer set out in this Agreement, including those set forth in Article 5, other than the Fundamental Representations (Buyer) shall be true and correct in all material respects as of the date hereof and the Closing Date with the same force and effect as if such representations or warranties were made on and as of such date; provided, however, that: (i) if a representation and warranty is qualified by materiality, such qualification shall be disregarded for the purposes of this Section 7.3(b); and (ii) if a representation or warranty speaks only as of a specific date it only needs to be true and correct as of that date
(c)	the covenants contained in this Agreement to be performed by the Buyer at or prior to the Closing Time shall have been performed in all material respects as at the Closing Time;
(d)	the Approval and Vesting Order shall have been obtained by no later than May 31, 2023, or such later date as the Seller may agree to in writing, and shall be Final;
(e)	the Seller shall have received a certificate confirming the satisfaction of the conditions contained in Sections 7.3(a), 7.3(b) and 7.3(c) signed for and on behalf of the Buyer without personal liability by an executive officer of the Buyer or other persons reasonably acceptable to the Seller, in each case in form and substance reasonably satisfactory to the Seller;
(f)	the Seller shall have received from the Buyer each of the closing deliveries listed in Section 11.2(b) together with all such other instruments of assignment or conveyance, and other documents, instruments and certificate, duly executed by the Buyer as shall be reasonably requested by the Seller, in the form and substance reasonably acceptable to the Seller; and
(g)	all amounts due and payable by BMO under the BMO Sponsorship Agreement as of the Closing Date shall have been paid in accordance with the terms of the BMO Sponsorship Agreement.

The foregoing conditions are for the exclusive benefit of the Seller. Any condition in this Section 7.3 may be waived by the Seller in whole or in part, without prejudice to any of its rights of termination in the event of non-fulfillment of any other condition in whole or in part. Any such waiver shall be binding on the Seller only if made in writing.

7.4	Monitor’s Certificate
(a)	When the conditions to Closing set out in Sections 7.1, 7.2 and 7.3 have been satisfied and/or waived by the Seller and/or the Buyer, as applicable, the Seller and the Buyer or their respective counsel will each deliver to the Monitor confirmation that such conditions of Closing, as applicable, have been satisfied and/or waived (the “Conditions Certificates”). Upon receipt of the Conditions Certificates, the Monitor shall: (a) issue forthwith its Monitor's Certificate concurrently to the Seller and the Buyer, at which time the Closing will be deemed to have occurred; and (b) file as soon as practicable a copy of the Monitor's Certificate with the Court (and shall provide a true copy of such filed certificate to the Seller and the Buyer). In the case of (a) and (b) above, the Monitor will be relying exclusively on the basis of the Conditions Certificates without any obligation whatsoever to verify the satisfaction or waiver of the applicable conditions.

(b)	The Parties agree and acknowledge that the Monitor shall have no liability to the Parties in connection with the Monitor’s Certificate or otherwise in connection with the Transaction, including in its capacity as Escrow Agent and in performing the engagement contemplated by Section 3.4(d) hereof, and in performing such roles the Monitor shall be acting in its capacity as such and shall have all of the rights, protections, limitations on liability and benefits of the CCAA, the Initial Order, the A&R Initial Order, any other order of the Court made in the CCAA Proceedings and as an officer of the Court.
Article 8
ADDITIONAL AGREEMENTS OF THE PARTIES
8.1	Access to Information and Update of Disclosure Schedules

Until the Closing Time, the Seller shall give to the Buyer’s personnel engaged in the Transaction and their Representatives during normal business hours reasonable access to its premises and to all books and records and other materials relating to the Business, the Purchased Assets and the Assumed Liabilities and to members of the Seller’s senior management, shall furnish them with all such information relating to the Business, the Purchased Assets and the Assumed Liabilities as the Buyer may reasonably request in connection with the Transaction, including as the Buyer may request in order to complete additional confirmatory due diligence: (i) as may be applicable in respect of Section 2.6; and/or (ii) relating to consumer protection and similar matters, and shall coordinate reasonable access by the Buyer to the customers and suppliers of the Business. Notwithstanding anything in this Section 8.1 to the contrary, any such investigation shall be conducted upon reasonable advance notice and in such manner as does not materially disrupt the conduct of the Business and shall be subject to restrictions under Applicable Law and nothing in this Section 8.1 or otherwise shall require the Seller to furnish to the Buyer any unredacted competitively sensitive material or unredacted confidential materials prepared by the Seller’s financial advisors or legal advisors or any materials subject to any solicitor-client or other privilege, provided that the Seller shall use commercially reasonable efforts to coordinate with the Buyer regarding any processes or systems that can be put in place, including use of a “clean team”, in order to facilitate such disclosure. In connection with any such access and examination, the Buyer and its Representatives shall cooperate with the Seller and Travel Services and their Representatives and shall use their commercially reasonable efforts to minimize any disruption to the business of the Seller and Travel Services. The Seller shall also deliver to the Buyer authorizations to Governmental Authorities necessary to permit the Buyer to obtain information in respect of the Purchased Assets from the files of such Governmental Authorities. No investigation by the Buyer or other information received by the Buyer or its representatives shall operate as a waiver or otherwise affect any representation, warranty, covenant or agreement given or made by the Seller in this Agreement or any other Closing Document. Promptly after the date hereof, the Seller shall, using good faith efforts, update Section 4.14 of the Disclosure Letter in respect of Material Contracts and provide an updated Disclosure Letter that sets out a true and complete list of all Material Contracts of the Seller and Travel Services, as of the date hereof, and no later than fourteen (14) days prior to the Closing Date, deliver such updated Disclosure Letter to the Seller. For greater certainty, the condition to closing threshold set forth in Section 7.2(e) shall apply, as set forth herein, to such updated Disclosure Letter.

8.2	Conduct of Business Until Closing Time

From the date hereof and until the Closing Time, except: (1) as expressly required by this Agreement; (2) as required by the DIP Term Sheet; (3) with the prior written consent of the Buyer (not to be unreasonably withheld, conditioned or delayed); (4) provided for in any of the orders made in the CCAA Proceedings; or (5) as required by Applicable Law, the Seller shall and shall cause Travel Services to:

(a)	operate the Business in the Ordinary Course and not amend any material term of the Air Miles Program nor make any changes to the Air Miles Program that may be expected to have an adverse impact on retaining Collectors as members of the Air Miles Program;
(b)	use commercially reasonable efforts to preserve the Business, including the services of their respective officers and employees (other than any termination of employees’ employment in the Ordinary Course), and their respective business relationships and goodwill with customers, suppliers and others having business dealings with it;
(c)	not: (i) materially amend any Assumed Contract, other than in the Ordinary Course; (ii) disclaim, terminate or repudiate any Assumed Contract without the Buyer’s written consent, not to be unreasonably withheld; and (iii) except as permitted by the A&R Initial Order, keep all Assumed Contracts in good standing;
(d)	consistent with past practice: (i) preserve the present Business operations, organizations, rights and goodwill of the Seller and Travel Services; and (ii) preserve the rights, goodwill and present relationships with customers and suppliers of the Seller and Travel Services;
(e)	keep and maintain (including defending and protecting) the Seller’s and Travel Services’ assets and properties in good repair and normal operating condition, subject to reasonable wear and tear;
(f)	maintain, and cause Travel Services to maintain, in good standing all Permits and Licenses held as of the date hereof, including the renewal of any Permits and Licenses scheduled to expire before Closing;
(g)	maintain the Books and Records in accordance with past practice;
(h)	not make any loans, advances or capital contributions to any Person, except as otherwise provided in this Agreement;
(i)	continue to fulfil all of its obligations under the Reserve Agreement and Security Agreement;
(j)	not exercise its right to remove or replace RBC under the Reserve Agreement;

(k)	not withdraw any amounts or monies from the Reserve Fund including any portion or all of the Reserve Excess (as defined in the Reserve Agreement), except in the Ordinary Course in respect of Collector point redemptions;
(l)	not exercise a termination right or trigger an Event of Termination (as defined in the Reserve Agreement) under the Reserve Agreement;
(m)	not transfer, assign, sell, abandon, lease, sublease, fail to maintain or dispose of any of the Purchased Assets or cancel any debts or entitlements;
(n)	not transfer, assign or grant any license or sublicense of any material rights under or with respect to any of the Intellectual Property or any intellectual property of Travel Services;
(o)	not impose any Encumbrance upon any of the Purchased Assets (including in respect of or related to the RBC Accounts);
(p)	not make or agree to make any write off or write down, or any determination to write off or write down, or revalue, any material amount of the Purchased Assets, or to change in any respect any reserves associated therewith, or to waive or release any material right or claim associated therewith;
(q)	continue to fulfil all of its obligations in respect of the Air Miles Program, including all of its obligations owed to BMO under the BMO Sponsorship Agreement;
(r)	not increase the compensation or benefits of any Assumed Employee or any employee, contractor or consultant of Travel Services;
(s)	other than the Key Employee Retention Agreements, not: (i) grant any bonuses, whether monetary or otherwise, or increase any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements, required by Applicable Law or permitted by any key employee retention plan or key employee incentive plan; (ii) change the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $50,000; or (iii) accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;
(t)	not waive or release any material Claims held by it related to the Business that are included in the Purchased Assets;
(u)	not make any changes in the selling, distribution, advertising, promotion, terms of sale or collection practices of the Business, other than in the Ordinary Course;
(v)	pay Taxes of the Business when due;

(w)	not make or rescind any express or deemed election, information schedule, return or designation relating to Taxes, or file any amended Tax Returns; make a request for a Tax ruling or enter into a settlement agreement with any Governmental Authority with respect to Taxes; settle or compromise any claim, assessment, reassessment, liability, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; surrender any right to claim Tax abatement, reduction, deduction, exemption, credit or refund; make any changes to methods, principles, policies or practices of reporting income, deductions or accounting for Tax purposes (with respect to those employed prior to the date of this Agreement), except as required under Applicable Laws, or consent to the extension or waiver of the limitation period applicable to any Tax matter;
(x)	not waive, release, permit the lapse of, relinquish or assign any rights of the Business under any Assumed Contract other than in the Ordinary Course;
(y)	accelerate the delivery or sale of services or products, or offer discounts or price protection on the sale of services or products or premiums on the purchase of any materials other than in the Ordinary Course; and
(z)	not agree or make a commitment, whether in writing or otherwise, to do any of the foregoing.

Nothing in this Agreement gives the Buyer the right, directly or indirectly, to control or direct the Seller’s operations for purposes of any applicable antitrust laws before receipt of any applicable approvals and consummation of the Transaction.

8.3	Conduct in Respect of Travel Services Until Closing Time

Except: (1) as expressly required by this Agreement; (2) as required by the DIP Term Sheet; (3) with the prior written consent of the Buyer (not to be unreasonably withheld or delayed); (4) as provided for in any of the orders made in the CCAA Proceedings; or (5) as required by Applicable Law, from the date hereof until the Closing Time, neither the Seller nor Travel Services shall:

(a)	amend Travel Services’ Organizational Documents;
(b)	split, consolidate or reclassify any shares in Travel Services;
(c)	issue, sell or otherwise dispose of any shares in Travel Services, or grant any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any shares in Travel Services; or
(d)	declare or pay any dividends or distributions on or in respect of any shares in Travel Services or redeem, retract, purchase or acquire its shares.

8.4	Misallocated Assets
(a)	If after the Closing: (i) the Buyer or any of its affiliates holds, is the owner of, receives or otherwise comes to possess any Excluded Assets or Excluded Liabilities; or (ii) the Seller or any of its affiliates hold, is the owner of, receives or otherwise comes to possess any Purchased Assets or Assumed Liabilities, the Buyer or the Seller, as applicable, will: (A) promptly give written notice to the other Party; and (B) promptly transfer assign, convey and deliver (or cause to be transferred, assigned, conveyed and delivered) such assets or assume (or cause to be assumed) such Assumed Liabilities or Excluded Liabilities to or from (as applicable) the other Party. Prior to any such transfer, the Party receiving or possessing any such asset will hold it in trust for the benefit of such other Party. Each Party will cooperate with the other Party and use its commercially reasonable efforts to set up procedures and notifications as are reasonably necessary or advisable to effectuate the assignment, transfer, conveyance and delivery, or assumption, contemplated by this Section 8.4. Following the Closing, the Seller will, and will cause its affiliates to, deliver as promptly as practicable any Purchased Assets that were not provided to the Buyer at the Closing. Without duplication or limitation of the foregoing, in the event that: (x) the Seller or any of its affiliates receives any payment, invoice or other correspondence from customers, suppliers or other contracting parties related to the Purchased Assets or the Assumed Liabilities, after the Closing, the Seller agrees to promptly remit (or cause to be promptly remitted) such funds, invoices or other correspondence to the Buyer; or (y) the Buyer or any of its affiliates receive any payment, invoice or other correspondence from customers, suppliers or other contracting parties of the Seller, or otherwise related to the Excluded Assets or the Excluded Liabilities, after the Closing, the Buyer agrees to promptly remit (or cause to be promptly remitted) such funds, invoices or other correspondence to the Seller.
(b)	If any Party hereto brings a Legal Proceeding in connection with any controversy, disagreement or dispute arising under this Section 8.4, the losing Party in any such Legal Proceeding shall reimburse the prevailing Party for its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Legal Proceeding.
(c)	Prior to the Closing, the Seller shall, and as applicable shall cause Travel Services to, update the owner of record for each item of Seller Registered IP to be the Seller or Travel Services, where any such item has on the date of this Agreement as the owner of record any entity or name other than the name of the Seller or Travel Services, as applicable, immediately prior to Closing.
8.5	Reserve Agreement Assignment and Assumption

With regard to the assignment by the Seller to the Buyer of all of the Seller’s rights and interests under the Reserve Agreement and the Security Agreement and the assumption by the Buyer of all of the Seller’s present and future liabilities and obligations under the Reserve Agreement and the Security Agreement (the “Reserve Agreement Assignment and Assumption”):

(a)	the Seller shall, promptly after the date hereof, use commercially reasonable efforts provide to third parties such notice or other documentation of the Reserve Agreement Assignment and Assumption (which will become effective on the Closing) as may be required by the Seller’s Contracts;
(b)	the Seller and the Buyer shall enter into on the Closing Date an assignment and assumption agreement (the “Reserve Agreement Assignment and Assumption Agreement”) to document the Reserve Agreement Assignment and Assumption, which assignment and assumption shall be in form and substance satisfactory to each of the Seller and Buyer, acting reasonably, and, for certainty, shall not include any additional representations or warranties or covenants regarding the Reserve Agreement, the Reserve Fund or any other matters relating to or in connection with the Transaction;
(c)	the Seller will provide notice of this Agreement and the proposed Reserve Agreement Assignment and Assumption to RBC (in the event that this Agreement is selected as the Successful Bid), and the Seller shall provide reasonable cooperation to the Buyer to assist the Buyer, but for certainty without the requirement to pay for any costs, expenses or fees, to obtain a consensual consent to the Reserve Agreement Assignment and Assumption from RBC, provided that for certainty no consent from RBC shall be required as a condition of Closing for the benefit of the Buyer;
(d)	concurrently with or promptly after the Closing, at the Buyer’s written request, the Seller shall make reasonable best efforts, and cooperate with the Buyer, to effect the transfer of the RBC Accounts to the Buyer; and
(e)	the Seller shall, at the Buyer’s written request, promptly furnish the Buyer with copies of such documents and information, including financial information, as the Buyer may reasonably request in connection with the Reserve Agreement and Security Agreement.
8.6	Approvals and Consents
(a)	The Parties shall, as soon as reasonably practicable following the date hereof, seek all Consents and Approvals, make all such filings and deliver all such notices as may be required in respect therewith, including notices to each of the Governmental Authorities listed in Section 8.6 of the Disclosure Letter, and request any expedited processing available. The Parties shall use (and shall cause their respective affiliates to use) their respective commercially reasonable efforts to obtain the Competition Act Approval on or before the Outside Date.
(b)	The Seller shall cooperate in and use reasonable best efforts to facilitate negotiation and completion of an assignment of the Licensed Air Miles IP to the Buyer, in lieu of an assignment of the Air Miles License Agreements to Buyer, upon the Closing.
(c)	Without limiting the generality of the foregoing, with respect to the Competition Act Approval:

(i)	the Buyer shall, as soon as reasonably practicable, and in no event more than ten (10) Business Days after the date hereof, submit a request to the Commissioner for an Advance Ruling Certificate or, in the alternative, a No Action Letter in respect of the Transaction;
(ii)	if an Advance Ruling Certificate or No Action Letter shall not have been obtained within five (5) Business Days following the filing of the Buyer’s request, then the Parties shall consider the advisability of making notification filings in accordance with Part IX of the Competition Act in respect of the Transaction and, if either party determines, acting reasonably, that such filings are advisable, shall each submit a notification filing within ten (10) Business Days of such determination; and
(iii)	the Buyer shall be responsible for the payment of any filing fees required to be paid in connection with any filing made in respect of the Competition Act Approval.
(d)	The Parties shall: (i) give each other reasonable advance notice of all material meetings or other oral communications with any Governmental Authority relating to the Competition Act Approval, and provide as soon as practicable and within any required time any additional submissions, information and/or documents requested by any Governmental Authority necessary, proper or advisable to obtain the Competition Act Approval; (ii) not participate independently in any such material meeting or other oral communication without first giving the other Party (or their outside counsel) an opportunity to attend and participate in such material meeting or other oral communication, unless otherwise required or requested by such Governmental Authority; (iii) if any Governmental Authority initiates an oral communication regarding the Competition Act Approval, promptly notify the other Party of the substance of such communication; (iv) subject to Applicable Laws relating to the exchange of information, provide each other (or their outside counsel) with a reasonable advance opportunity to review and comment upon and consider in good faith the views of the other in connection with all written communications (including any filings, notifications, submissions, analyses, presentations, memoranda, briefs, arguments, opinions and proposals) made or submitted by or on behalf of a Party with a Governmental Authority regarding the Competition Act Approval; and (v) promptly provide each other (or their outside counsel) with copies of all written communications to or from any Governmental Authority relating to the Competition Act Approval.
(e)	Each Party shall, at the other Party’s request, furnish that other Party with copies of such documents and information, including financial information, as the requesting Party may reasonably request in connection with the obtaining of any Consents and Approvals contemplated by Sections 8.6(a) to 8.6(d).
(f)	Each of the Parties may, as advisable and necessary, reasonably designate any competitively or commercially sensitive material provided to the other under this Section 8.6 as “Outside Counsel Only Material”. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and, subject to any additional agreements between the Parties, will not be disclosed by such outside legal counsel to employees, officers or directors of the recipient unless express written permission is obtained in advance from the source of the materials or its legal counsel.
(g)	Neither Party shall enter into any transaction, investment, agreement, arrangement or joint venture or take any other action, the effect of which would reasonably be expected to make obtaining the Competition Act Approval materially more difficult or challenging, or reasonably be expected to materially delay the obtaining of the Competition Act Approval.
(h)	The obligations of the Buyer to use its commercially reasonable efforts to obtain the Competition Act Approval does not require the Buyer or any affiliate thereof to propose, negotiate, effect or agree to, a sale, divestiture, license, or other disposition of any assets or business of the Buyer or its affiliates (including the Purchased Assets) or otherwise take any action that limits the freedom of action with respect to, or the Buyer’s ability to retain any of the businesses, product lines or assets of the Buyer or its affiliates (including the Purchased Assets).
(i)	In the event of a Legal Proceeding relating to, arising from or in connection with the Transaction, each Party shall use commercially reasonable efforts to: (i) oppose or defend against such Legal Proceeding and/or (ii) appeal, overturn or have lifted or rescinded any Applicable Law relating to itself or any of its subsidiaries which may materially adversely affect the ability of the Parties to consummate the Transaction; and (iii) appeal or overturn or otherwise have lifted or rendered non-applicable in respect of the Transaction, any Applicable Law that makes consummation of the Transaction illegal or otherwise prohibits or enjoins either of the Parties from consummating the Transaction.
8.7	Access of the Seller to Books and Records

The Seller (including any receiver or trustee appointed in respect thereof) shall, for a period of six (6) years from the Closing Date, have access to, and the right to copy, at its expense, for bona fide business purposes and for purposes of any Insolvency Proceedings, litigation, or winding-up of the Seller, and during usual business hours, upon reasonably prior notice to the Buyer, all Books and Records relating to the Business, the Purchased Assets and the Assumed Liabilities that are transferred and conveyed to the Buyer pursuant to this Agreement. The Buyer shall retain and preserve all such Books and Records for such six (6) year period. Notwithstanding anything herein to the contrary, no such Books and Records shall be made available to the extent that it would: (a) unreasonably disrupt the operations of the Business or the Buyer; or (b) require the Buyer to disclose information subject to attorney-client privilege.

8.8	Further Assurances

Each of the Parties hereto shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other Parties hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and shall use commercially reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement. Upon and subject to the terms and conditions of this Agreement and subject to the directions of any applicable courts to the Seller, the Parties shall use their commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary proper or advisable under Applicable Laws to consummate and make effective the Transaction, including using commercially reasonable efforts to satisfy the conditions precedent to the obligations of the Parties hereto.

8.9	Tax Matters
(a)	The Buyer and the Seller agree to use commercially reasonable efforts to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Business, the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for and proof of facts during any Tax audit, for the preparation for any Tax protest, for the prosecution of any suit or other proceedings relating to Tax matters and for the answer to any governmental or regulatory inquiry relating to Tax matters.
(b)	For purposes of any income Tax Return, the Buyer and the Seller agree to report the Transaction in a manner consistent with the Purchase Price allocation determined in accordance with Section 3.5, and the Buyer and the Seller shall not voluntarily take any action inconsistent therewith in any such Tax Return, refund claim, litigation or otherwise, unless required by applicable Tax laws. The Buyer and the Seller shall each be responsible for the preparation of their own statements required to be filed under the Tax Act and other similar forms in accordance with applicable Tax laws.
(c)	All amounts payable by either Party to the other Party pursuant to this Agreement are exclusive of any HST, QST or any other federal, provincial, state or local or foreign value-added, sale, use, consumption, multi-staged, ad valorem, personal property, customs, excise, stamp, transfer, land or real property transfer, or similar Taxes, duties, or charges, or any recording or filing fees or similar charges (collectively, “Transfer Taxes”). All Transfer Taxes are the responsibility of and for the account of the Party required to pay such taxes under Applicable Laws. The Buyer and the Seller agree to cooperate to determine the amount of Transfer Taxes payable in connection with the Transaction. If a Party (the “Collecting Party”) is required by Applicable Law or by administration thereof to collect any applicable Transfer Taxes from the other Party, such other Party shall pay such amounts to the Collecting Party concurrent with the payment of any consideration payable pursuant to this Agreement, and the Collecting Party shall remit or account for such Transfer Taxes to the applicable Governmental Authority on a timely basis and otherwise in accordance with Applicable Laws, unless the other Party qualifies for an exemption from any such applicable Transfer Taxes, in which case the other Party shall, in lieu of payment of such applicable Transfer Taxes to the Collecting

Party, deliver to the Collecting Party such certificates, elections, or other documentation required by law or the administration thereof to substantiate and effect the exemption claimed by the other Party.
(d)	If requested by the Buyer, in the event that either or both of subsection 184(2) and subsection 185.1(1) of the Tax Act would otherwise apply at any time to all or any part of any dividend or other amount paid by Travel Services before the Closing Time, Travel Services will file an election or elections under either or both of subsection 184(3) and subsection 185.1(2) of the Tax Act in a timely manner with the appropriate Governmental Authority such that no Tax is payable by Travel Services under either of Part III and III.1 of the Tax Act in connection with the declaration and payment of such dividend. The Seller agrees that it shall concur or shall cause the recipient of the relevant dividend to concur, as applicable, in the making of any election under either or both of subsection 184(3) and subsection 185.1(2) of the Tax Act to the extent that such Person received a dividend in respect of which the election applies, and will provide evidence of such concurrence to the Buyer on Closing.
(e)	If requested by the Buyer, the Seller and the Buyer shall jointly make the election provided for in paragraph 167(1)(b) of the Excise Tax Act (Canada) and any equivalent or corresponding provision under any applicable provincial or territorial legislation (including section 75 of an Act respecting Québec sales tax (Québec)), in prescribed form and within the required time period, to have subsection 167(1.1) of the Excise Tax Act (Canada) and any equivalent or corresponding provision under any applicable provincial or territorial legislation apply in respect of the sale and purchase of the Purchased Assets under this Agreement. The Buyer shall file the completed election form with the applicable Governmental Authority no later than the due date for the Buyer’s HST or QST returns, as applicable, for the first reporting period in which HST or QST, as applicable, would, in the absence of this election, become payable in connection with the transactions contemplated by this Agreement. Notwithstanding such election and anything to the contrary in this Agreement, in the event it is finally determined by any relevant Governmental Authority that the Seller is liable to collect and remit HST or QST in respect of the sale of the Purchased Assets and the Business, the Buyer shall forthwith pay such HST or QST, as applicable, plus any applicable interest and penalties, to the Seller for remittance to the applicable Governmental Authority and the Buyer shall indemnify and save the Seller (and any present or former directors and officers of the Seller) harmless with respect to any Taxes and costs payable resulting from such determination. This indemnity shall survive the Closing Date in perpetuity.
(f)	If requested by the Buyer, the Seller and the Buyer will jointly execute, and each of them will file promptly following the Closing Date, an election under section 22 of the Tax Act and any corresponding provisions of any applicable provincial income Tax legislation, in prescribed form and within the required time period, with respect to any debts referred to in such section 22 and any corresponding provisions of any applicable provincial income Tax legislation. For the purposes of such elections, the Buyer, acting reasonably and in consultation with the Seller, will designate the portion of the Purchase Price allocable to the debts in respect of which such elections are made. For greater certainty, the Seller and the Buyer agree to prepare and file their respective Tax Returns in a manner consistent with such election(s).
(g)	The Seller and the Buyer will jointly elect under subsection 20(24) of the Tax Act and any corresponding provisions of any applicable provincial income Tax legislation, in the prescribed manner and within the required time period, with respect to the amount of the Assumed Liabilities. For the purposes of such election(s), the Parties, acting reasonably, shall determine the elected amount and the Buyer and the Seller acknowledge that the Seller is transferring assets to the Buyer which have a value equal to such elected amount as consideration for the assumption by the Buyer of such obligations of the Seller.
(h)	The Seller and the Buyer shall make any other election or amended election under the Tax Act or any other Tax legislation that the Seller and the Buyer agree to make and reasonably determine is available and necessary or advisable and the parties agree to revise or amend any such elections to reflect any adjustment to the purchase price pursuant to Section 3.4.
(i)	All registration fees, transfer taxes and similar payments arising out of the completion of this transaction and not expressly addressed in this Agreement shall be paid by the Seller and the Buyer in accordance with Applicable Law or custom.
(j)	Notwithstanding any other provision of this Agreement, in the event that, as a result of a breach, modification or termination of this Agreement at any time, an amount, including damages and amounts payable under Section 9.2, is to be paid or forfeited by Seller, or a debt or other obligation is to be reduced or extinguished without payment by Seller on account of the debt or obligation and section 182 of the Excise Tax Act (Canada) applies to the amount to be paid, forfeited, reduced or extinguished, as the case may be, the amount shall be increased so that the amount received by the Buyer net of the applicable HST is equal to the amount that the Buyer would have received had section 182 of the Excise Tax Act (Canada) not applied.
8.10	Employee Matters
(a)	As soon as possible after the date hereof, and in any event within five (5) Business Days of the date hereof, the Seller shall provide the Buyer with a correct and complete list, as of the date set out therein:
(i)	of all employees of the Seller (the “Employees”), including the following information by employee: name; date of hire; title or position; grade/level; location; whether full-time, part-time or fixed term employment; eligibility for overtime pay; visa or work permit details (if any); whether on short-term or long-term disability or other leave; salary or hourly rate of pay; annual cash incentive eligibility and cash incentives received in each of the previous three (3) years; annual vacation entitlement; annual sick leave entitlement; equity/deferred compensation incentive eligibility and incentives received in each of the previous three (3) years; and any other material compensation arrangements. For any employees who are on a short-term or long-term disability or other leave, such list shall set out their type of absence, length of absence, and expected return to work (if any);
(ii)	of all contractors and consultants of the Seller, including the following information: date of engagement, general description of services provided, fee rate and annual fees paid in each of the previous three (3) years; and
(iii)	a true and complete list of all Employee Plans.
(b)	Prior to but conditional on Closing and with effect as of the Closing Time, the Buyer or its designee shall make written offers of employment to all of the Employees that are located in Canada, such offers of employment to be: (i) in respect of salary or hourly rate of pay and annual cash incentive opportunity, substantially similar, in the aggregate, as those existing with the Seller in respect of such Employees immediately prior to Closing for a period of one year following the Closing; (ii) in respect of working from home arrangements in Canada only, the same as those existing with the Seller in respect of such Employees for a period of six (6) months following the Closing, at which time they will be subject to the flexible work arrangements of the Buyer, and Buyer will determine whether each position is to be onsite, hybrid or remote, and such designation will be decided in good faith, and changes to Employee status as remote workers, if any, will contemplate a transition period of at least sixty (60) days; and (iii) in respect of benefits, on terms and conditions that are applicable to similarly situated employees of the Buyer for a period of one year following the Closing. Prior to the Closing Time, the Buyer may, in coordination and consultation with the Seller, send to each Employee an offer letter, which will be followed by materials relating to a background check, consistent with the offer letter and background check typically required by the Buyer and its Affiliates for similarly situated employees. The Seller shall assist the Buyer with obtaining Employee consents for such background checks. If any Employee requires a visa, work permit or other approval for their employment to continue with the Buyer or its designee following Closing, the Buyer or its designee shall use commercially reasonable efforts to promptly make any necessary applications and to secure the necessary visa, permit or other approval. Buyer shall not be required to make offers of employment to any employee of the Seller that is located in or a resident of the United States.
(c)	All of the Employees who accept the Buyer’s or its designee’s offer of employment and commence active employment with the Buyer shall hereinafter be referred to as “Assumed Employees”. The Buyer or its designee shall recognize all service of Assumed Employees with the Seller or, if longer, as recognized by the Seller. The Seller will cooperate with the Buyer and its designee, if any, in giving notice to the Employees concerning such matters referred to in this Section 8.10 as are reasonable under the circumstances. The Seller and Buyer shall exercise reasonable efforts to persuade the Employees to accept the Buyer’s offers of employment.
(d)	The Buyer or its designee shall assume and be responsible for all liabilities and obligations with respect to the Assumed Employees arising on or after their commencement of employment with the Buyer or its designee, including all severance pay, termination pay, pay in lieu of notice, damages and other liabilities, which will be provided in all cases in accordance with Applicable Law and, where applicable, in accordance with any written employment agreement.
(e)	Subject to the CCAA Proceedings, Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health, accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Seller or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or before the later of: (i) the Closing Date; or (ii) the date of their commencement of employment or engagement with the Buyer or its designee. Seller also shall remain solely responsible for all claims under the Workplace Safety and Insurance Act, 1997 (Ontario) (or the comparable legislation of any other jurisdiction) of any current or former employees, officers, directors, independent contractors or consultants of the Seller that relate to events occurring on or before the later of: (i) the Closing Date; or (ii) the date of their commencement of employment or engagement with the Buyer or its designee. Solely to the extent required by Applicable Law, including any order of the CCAA Court or the Bankruptcy Court, Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.
(f)	Subject to the CCAA Proceedings, Seller shall be solely responsible, and neither Buyer nor its designee shall have any obligations whatsoever, for any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Seller for any period relating to the service with Seller at any time before their commencement of employment with the Buyer or its designee, including liabilities and obligations related to any required notice of termination, termination or severance pay (required under Applicable Law or under contract), employment insurance, workplace safety and insurance/workers’ compensation, Canada Pension Plan, salary or wages, accrued and unused vacation entitlements, sabbatical days and other paid time off, statutory holiday pay, overtime pay, payroll or employer health taxes, commissions, bonuses, employee benefit plan payments or contributions and any other Claims. Seller shall pay to Employees all such amounts due and owing to the date of Closing in the normal course, but for greater certainty shall not pay any amounts in respect of termination pay that becomes due and payable after the commencement of the CCAA Proceedings. Subject to the CCAA Proceedings, and to the Buyer’s obligations as set out in this Section 8.10, Seller shall be and remain solely responsible, and neither Buyer nor its designee shall have any obligations whatsoever, for all liabilities and obligations related to the employment by the Seller of any Employees, including any such liabilities and obligations incurred after the Closing Date, in respect of any Employee who: (i) rejects the Buyer’s or its designee’s offer of employment; (ii) receives an offer of employment from the Buyer or its designee but does not become an Assumed Employee; or (iii) resigns from employment with the Seller prior to their commencement of employment with the Buyer or its designee.
(g)	The terms of any offer of employment by the Buyer or its designee to any Employee who is absent from work as of the date of such offer due to a short or long-term disability, pregnancy, parental or any other statutory leave of absence may, in the sole discretion of the Buyer or its designee, specify that the offer of employment is conditional upon such Employee returning to work with any accommodations that may be required by Applicable Law no later than eighteen (18) months after the Closing Date, and each such Employee shall only become an Assumed Employee as of the date, if any, on which such Employee returns to work and shall remain an employee of the Seller until the earliest of (i) the date on which the Employee becomes an Assumed Employee (if applicable), or (ii) the appointment of trustee in bankruptcy in respect of the Seller. In the event that the Employee does not become an Assumed Employee within eighteen (18) months after the Closing Date, the Seller shall bear all resulting liabilities and obligations including any liabilities and obligations that relate to events occurring after the Closing Date.
(h)	The Assumed Employees shall cease to participate in all Employee Plans and shall be entitled to participate in Buyer’s benefit plans, programs, policies and arrangements in accordance with the terms and conditions of such plans, with recognition of prior service for purposes of satisfying any waiting periods. The Buyer shall not assume any of the Employee Plans, and the Seller shall retain all rights, obligations and liabilities under and in relation to such Employee Plans.
8.11	Fees and Expenses

Except as expressly provided in this Agreement, including pursuant to Section 9.2 hereof, and subject to the terms of the DIP Term Sheet, all fees and expenses incurred in connection with the negotiation and settlement of this Agreement and the completion of the Transaction (excluding, for greater certainty, the DIP Facility and the DIP Term Sheet), including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Person incurring such fees or expenses.

8.12	Name Discontinuance

On or promptly following the Closing Date, and except as may be required for purposes of any Insolvency Proceedings, the Seller and its affiliates shall discontinue use of the name “AIR MILES” and any variation thereof, except where legally required to advise that its name has been changed to another name or to refer to the historical fact that the Seller previously conducted the Business under the “AIR MILES” name.

8.13	Release

Notwithstanding any other provisions of this Agreement, effective as of the Closing Time, each of the Buyer and the Seller, on behalf of itself and its affiliates, does hereby forever release and discharge: (i) the Monitor and its affiliates and each of their respective present and former direct and indirect shareholders, officers, directors, partners, employees, advisors (including financial advisors and legal counsel) and agents; and (ii) such other Party and its affiliates (including the release of Travel Services by the Seller) and each of their respective present and former direct and indirect shareholders (excluding Bread and its present and former directors and officers), officers, directors, employees, advisors (including financial advisors and legal counsel) and agents (collectively, the “Released Parties”) from any and all demands, claims, liabilities, actions, causes of action, counterclaims, expenses, costs, damages, losses, suits, debts, sums of money, refunds, accounts, indebtedness, rights of recovery, rights of set-off, rights of recoupment and liens of whatever nature (whether direct or indirect, absolute or contingent, asserted or unasserted, secured or unsecured, matured or not yet matured due or to become due, accrued or unaccrued or liquidated or unliquidated) and including all costs, fees and expenses relating thereto (collectively, “Claims”) based in whole or in part on any act or omission, transaction, dealing or other occurrence existing or taking place on or prior to the Closing Time relating to, arising out of or in connection with, the Purchased Assets, the Business, the Assumed Liabilities, the SISP, the Transaction, the CCAA Proceedings, or the Chapter 11 Cases, save and except for Claims: (a) under this Agreement (including the acquisition of the Purchased Assets and assumption of the Assumed Liabilities by the Buyer) or any document ancillary thereto; (b) arising out of fraud, gross negligence or wilful misconduct of or by the Released Parties; and/or (c) relating to Bread. For greater certainty, the Seller is not releasing any of its affiliates pursuant to this Section 8.13, other than Travel Services.

8.14	Wind-Up

The Buyer acknowledges that following the Closing Date, the Seller may pursue further proceedings to wind-up its affairs, whether pursuant to further restructuring proceedings (including a plan in respect of a distribution of sale proceeds to its creditors), commencing proceedings pursuant to the Bankruptcy and Insolvency Act, R.S.C., 1985, c. B-3, as amended, or otherwise. Nothing in this Agreement shall prohibit the Seller from ceasing its operations or winding up its affairs at any time after the Closing Date. Any costs and expenses incurred by the Seller in connection with such proceedings shall be borne exclusively by the Seller, without any recourse to the Buyer, and the Buyer shall have no obligation to participate in (including to incur any costs in respect of), and shall be unaffected in all respects by, any such further proceedings.

8.15	Reserve Agreement Reporting
(a)	The Seller shall, on or before the 15th day following the end of each month after the date hereof, provide the Buyer with a notice setting out the Seller’s estimate (the “Funding Estimate”) of the funds required to be deposited in the Reserve Account in order to ensure that a Reserve Fund Deficiency will not arise in respect of the previous month’s activities together with evidence that such funds have been deposited into the Reserve Account. The Funding Estimate shall be prepared on the basis of the principles and the methodology that have been used by the Seller to prepare such estimates for its internal use prior to the date hereof.
(b)	The Seller shall, on the last Business Day of each month following the date hereof, provide the Buyer with a copy of the Trust Certificate prepared in respect of the previous month as well as evidence that sufficient funds have been deposited (if necessary) to ensure that a Reserve Fund Deficiency in respect of such month will not arise in respect of such month, based on the amounts set out in such Trust Certificate.
8.16	Replacement of BofA Letter of Credit

At or prior to the Closing, the Buyer shall replace that certain Letter of Credit No. 68182913 dated December 14, 2022 and issued to Regie des Alcools Des Courses des Jeux (the “L/C”) in the amount of $100,000 Canadian dollars issued by Bank of America, N.A. with a parent guarantee, letter of credit, bond, indemnity, cash (if acceptable to the beneficiary thereof) or another non-cash credit assurance of a comparable and sufficient nature that satisfies the requirements of the beneficiary such that the Seller and Bank of America, N.A. shall have received evidence of the cancellation, surrender or return for cancellation of the L/C at or prior to Closing without any unreimbursed drawing having been made under the L/C; provided that for certainty, nothing contemplated by this Section 8.16 shall in any way affect or change the Purchase Price or any amount required to be paid by the Buyer hereunder.

Article 9
CCAA Proceedings
9.1	CCAA Proceedings
(a)	The Parties acknowledge and agree that the Seller shall apply to the Court by no later than March 10, 2023, for the Initial Order, substantially in the form of Schedule D hereto, and all Parties will use commercially reasonable efforts to have the Initial Order issued.
(b)	The Parties acknowledge and agree that the Seller shall apply to the Court by no later than March 20, 2023, for the A&R Initial Order, substantially in the form of Schedule E, and all Parties will use commercially reasonable efforts to have the A&R Initial Order issued.
(c)	The Parties acknowledge and agree that the Seller shall apply to the Court by no later than March 20, 2023, for the SISP Order, substantially in the form of Schedule F hereto, and all Parties will use commercially reasonable efforts to have the SISP Order issued. The Buyer acknowledges and agrees that the SISP is in contemplation of determining whether a superior bid can be obtained for the Purchased Assets or some alternative form of sale, investment or restructuring transaction in respect of the Seller, the Purchased Assets and/or the Business.
(d)	The Seller shall provide the Buyer for review, reasonably in advance of filing, drafts of such material motions, pleadings or other filing related to the process of consummating the Transaction to be filed with the Court, including the motions for issuance of the Initial Order, A&R Initial Order, the SISP Order, an order pursuant to section 11.3 of the CCAA, and the Approval and Vesting Order, and shall promptly inform the Buyer of any notice, correspondence or court materials it receives from another Person with respect to any objections, concerns, or positions purportedly intended to be raised with the Court.
(e)	In the event an appeal is taken or a stay pending appeal is requested from the SISP Order, an order pursuant to section 11.3 of the CCAA, or the Approval and Vesting Order, the Seller shall promptly notify the Buyer of such appeal or stay request and shall promptly provide the Buyer a copy of the related notice of appeal or order of stay. The Seller shall also provide the Buyer with written notice of any motion or application filed in connection with any appeal from such orders. The Seller agrees to take all action as may be reasonable and appropriate to defend against such appeal or stay request and the Seller and the resolution of such appeal or stay request, provided that nothing herein shall preclude the Parties hereto from consummating the Transaction contemplated hereby, if the Approval and Vesting Order shall have been issued and has not been stayed and if the Buyer and the Seller, in their respective sole discretion, waive in writing the condition that the Approval and Vesting Order be Final.
9.2	Expense Reimbursement and Break Fee

In consideration for the Buyer’s considerable expenditure of time and money and agreement to act as the initial bidder and the preparation of this Agreement, and in performing due diligence pursuant to this Agreement, in the event that: (i) the Transaction is not consummated for any reason other than a termination of this Agreement by the Seller pursuant to Section 10.3 or by mutual consent of the Buyer and the Seller pursuant to Section 10.1(b); and (ii) a transaction is selected as the Successful Bid in accordance with the SISP that is not this Transaction, the Buyer shall be entitled to: (A) an expense reimbursement for the Buyer’s and its affiliates’ documented reasonable out-of-pocket third party expenses incurred in connection with this Agreement and/or the Transaction in an aggregate amount equal to the amount of such expenses, plus applicable Taxes, up to a maximum of $1,000,000 (the “Expense Reimbursement”) provided such expenses have not otherwise been paid or reimbursed pursuant to the terms of the DIP Term Sheet; and (B) a break fee in the amount of $3,000,000 (the “Break Fee”), which Expense Reimbursement and Break Fee shall be payable by the Seller to the Buyer on the date upon which closing occurs in respect of such alternative transaction; provided, however, that the Buyer shall not be entitled to payment of the Expense Reimbursement and Break Fee if no Successful Bid is selected in accordance with the SISP and the SISP terminates in accordance with its terms. The payment of the Expense Reimbursement and the Break Fee shall be approved in the SISP Order and shall be secured by a Court-ordered charge against the Seller’s assets in priority to amounts secured by existing security other than amounts secured by the various charges approved by the Court in the Initial Order and/or the A&R Initial Order (the “Expense Reimbursement and Break Fee Charge”). Each of the Parties hereto acknowledges and agrees that the Expense Reimbursement and the Break Fee together represent a fair and reasonable estimate of the costs that will be incurred by the Buyer as a result of non-completion of the Transaction, and are not intended to be punitive in nature nor to discourage competitive bidding for the Business and/or the Purchased Assets, and no Party shall take a position inconsistent with this Section 9.2. The Seller irrevocably waives any right it may have to raise as a defence that any such liquidation damages are excessive or punitive. Each of the Parties acknowledge and agree that the Expense Reimbursement in this Section 9.2 is an integral part of this Agreement and of the Transaction, and that without these agreements, the Buyer would not enter into this Agreement. Upon payment of the Expense Reimbursement and the Break Fee to the Buyer, the Buyer shall be precluded from any other remedy against the Seller at law or in equity or otherwise in respect of the disclaimer, repudiation, breach or termination of this Agreement; provided that nothing herein shall preclude any Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or to compel specific performance of this Agreement.

Article 10
TERMINATION
10.1	Termination – Buyer and Seller

This Agreement may be terminated by the Buyer and/or the Seller at any time prior to Closing upon written notice to the other Party as follows:

(a)	if Closing does not occur on or before the Outside Date; provided, however, that the Party seeking to terminate this Agreement may not terminate pursuant to this Section 10.1(a) if the Closing’s non-occurrence on or by the Outside Date is caused by such Party’s failure to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it before the Closing Date;
(b)	subject to any approvals required from the Court or otherwise pursuant to any Insolvency Proceedings, by mutual written consent of the Seller and the Buyer;
(c)	if this Agreement is not selected as the Successful Bid (as determined pursuant to the SISP), or if the Court otherwise approves a transaction that is not this Agreement; provided, however, that the Party seeking to terminate this Agreement may not terminate pursuant to this Section 10.1(c) if the Agreement’s non-selection as the Successful Bid or the Court’s aforementioned non-approval of this Agreement is caused by such Party’s failure to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it before the Closing Date; and
(d)	if the Court, or any other court of competent jurisdiction or Governmental Authority (including the Competition Bureau) takes action to restrain, enjoin or otherwise prohibit all or any of the transactions contemplated hereby and such action is not capable of opposition or appeal; provided that the Party seeking to terminate this Agreement may not terminate pursuant to this Section 10.1(d) if such Party did not make commercially reasonable efforts to oppose and appeal such action, or if the aforementioned action was caused by the acts or omissions of such Party such Party’s failure to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it before the Closing Date.

10.2	Termination – Buyer

This Agreement may be terminated by the Buyer at any time prior to Closing upon written notice to the Seller as follows:

(a)	if any condition set forth in Section 7.1 or 7.2 is not satisfied, waived or performed on or before the earlier of: (i) the date specified therefor (or, in the case of the condition set forth in Section 7.2(b), within five (5) Business Days following the date specified therefor); or (ii) the Closing Date;
(b)	if there has been a material violation or breach by the Seller of any covenant, representation or warranty that would prevent the satisfaction of any condition set forth in Section 7.1 or 7.2 on the Closing Date and such violation or breach has not been waived by the Buyer or cured within seven (7) calendar days after written notice thereof from the Buyer, unless the Buyer is in material breach of their obligations under this Agreement;
(c)	if the CCAA Proceedings are terminated or a trustee in bankruptcy or a receiver is appointed in respect of the Seller and/or its assets, and such trustee in bankruptcy or receiver refuses to proceed with the Transaction; and
(d)	if the Seller, or any of its affiliates, request or support, or the Court approves, any amendments or modifications to the SISP that materially and adversely affect the rights and obligations of the Buyer pursuant to this Agreement.
10.3	Termination – Seller

This Agreement may be terminated by the Seller at any time prior to Closing upon written notice to the Buyer:

(a)	If any condition set forth in Section 7.1 or 7.3 is not satisfied, waived or performed on or before the earlier of (i) the date specified therefor or (ii) the Closing Date; and
(b)	if there has been a material violation or breach by the Buyer of any covenant, representation or warranty that would prevent the satisfaction of any condition set forth in Section 7.1 or 7.3 on the Closing Date and such violation or breach has not been waived by the Seller or cured within seven (7) calendar days after written notice thereof from the Seller, unless the Seller is in material breach of its obligations under this Agreement.
10.4	Effect of Termination

In the event of termination of this Agreement pursuant to Sections 10.1, 10.2 and/or 10.3 this Agreement shall forthwith become null and void, except as set forth in Sections 1.2 through 1.14, 9.2, 10.4 and Article 12, and nothing herein shall relieve any Party from liability for any breach of this Agreement prior to termination.

Article 11
CLOSING
11.1	Location and Time of Closing

The Closing shall take place at the Closing Time on the Closing Date by means of an electronic closing, or such other place or fashion as may be agreed in writing upon by the Parties hereto, in which the closing documentation will be delivered by email exchange of signature pages in PDF or functionally equivalent electronic format, which delivery will be effective without any further physical exchange of the originals or copies of the originals except as otherwise provided in this Agreement.

11.2	Closing Deliveries
(a)	At the Closing, the Seller shall deliver to the Buyer:
(i)	signature pages to each of the Closing Documents duly executed by the Seller;
(ii)	the documents required to be delivered by the Seller pursuant to Sections 7.1 and 7.2;
(iii)	certified copies of the resolutions duly adopted by the Seller’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the other agreements in connection with the Transaction, as well as any other approvals required for the Seller to consummate the Transaction;
(iv)	reasonable documentation evidencing the release, or authorizing the release, of any Encumbrances existing as of the Closing on any of the Purchased Assets, other than Permitted Encumbrances;
(v)	any certificates, duly executed elections or other documents required to be delivered pursuant to Section 8.9;
(vi)	the Trust Certificate, dated as of the Closing Date;
(vii)	reasonable documentation evidencing that the Seller properly withheld and remitted applicable Taxes on any Intercompany Loans (as defined in the DIP Term Sheet) imposed under the Tax Act and any other Applicable Laws; and
(viii)	actual possession of the Purchased Assets.
(b)	At the Closing, the Buyer shall deliver to the Seller:
(i)	signature pages to each of the Closing Documents duly executed by the Buyer;

(ii)	payment of the Purchase Price in accordance with Section 3.3, and in respect of any amount payable to the Seller to such account as specified by Seller in writing no less than two (2) days prior to the Closing Date, or otherwise in accordance with the Approval and Vesting Order;
(iii)	certified copies of the resolutions duly adopted by the Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the other agreements in connection with the Transaction, as well as any other approvals required for the Buyer to consummate the Transaction;
(iv)	any certificates, duly executed elections or other documents required to be delivered pursuant to Section 8.9;
(v)	the documents required to be delivered by the Buyer pursuant to Section 7.3; and
(vi)	an instrument of assumption of liabilities with respect to the Assumed Liabilities in a form satisfactory to the Seller, acting reasonably.
Article 12
GENERAL MATTERS
12.1	Confidentiality

The Buyer and the Seller acknowledge and agree that the terms of the Confidentiality Agreement are hereby incorporated by reference and shall continue in full force and effect until the Closing, at which time the obligations thereunder shall terminate. From and after the Closing, the Seller shall, and shall cause its affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, the Purchased Assets and Assumed Liabilities, except to the extent that Seller can show that such information: (a) is generally available to, and known by, the public through no fault of Seller, any of its affiliates or any of their respective Representatives; or (b) is lawfully acquired by Seller, any of its affiliates or any of their respective Representatives from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller, any of its affiliates or any of their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Applicable Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information that Seller is advised by its counsel in writing is legally required to be disclosed; provided that Seller shall use its reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

12.2	Transaction Personal Information
(a)	The Buyer shall collect and use Transaction Personal Information prior to Closing only as necessary for purposes related to the Transaction and for the completion of such Transaction. Prior to Closing, the Buyer shall not disclose Transaction

Personal Information to any Person other than to its representatives who are evaluating and advising on the Transaction.
(b)	Prior to the Closing, the Parties shall protect and safeguard the Transaction Personal Information against Data Breaches, as required by Applicable Law and shall cause their representatives to protect and safeguard the Transaction Personal Information. If the Seller or the Buyer terminates this Agreement as provided herein, the Buyer shall promptly destroy all Transaction Personal Information in its possession or in the possession of any of its Representatives and affiliates, including all copies, reproductions, summaries or extracts thereof.
(c)	After the Closing, the Buyer shall provide any notices required by Applicable Law to individuals whose Transaction Personal Information was transferred by the Seller to the Buyer before or on the Closing.
12.3	Public Notices

No press release or other announcement concerning the Transaction shall be made by the Seller or by the Buyer without the prior consent of the other (such consent not to be unreasonably withheld); provided, however, that subject to the last sentence of this Section 12.3, any Party may, without such consent, make such disclosure if the same is required by Applicable Law (including the CCAA Proceedings and the Chapter 11 Cases) or by any stock exchange on which any of the securities of such Party or any of its affiliates are listed or by any insolvency or other court or securities commission or other similar regulatory authority having jurisdiction over such Party or any of its affiliates, and, if such disclosure is required, the Party making such disclosure shall use commercially reasonable efforts to give prior oral or written notice to the other, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure. Notwithstanding the foregoing: (a) this Agreement may be filed by the Seller with the Court, subject to redacting confidential or sensitive information as permitted by Applicable Law; and (b) the Transaction may be disclosed by the Seller to the Court. The Parties further agree that:

(a)	the Monitor may prepare and file reports and other documents with the Court containing references to the Transaction and the terms thereof, which reports shall be posted on the Monitor’s website; and
(b)	the Seller and its professional advisors may prepare and file such reports and other documents with any Insolvency Proceeding containing references to the Transaction and the terms thereof as may reasonably be necessary to complete the Transaction or to comply with their obligations in connection therewith. Wherever possible, the Buyer shall be afforded an opportunity to review and comment on such materials prior to their filing.

Each of the Parties may issue a press release announcing the execution and delivery of this Agreement, in form and substance mutually agreed to by all of the Parties. Notwithstanding anything herein to the contrary, each of the Parties shall be permitted to issue a press release or other announcement concerning the Transaction (without the prior consent of the other Party)

provided that all the information contained in such press release or other announcement shall be information that has previously been reviewed and consented to by the other Party.

12.4	Assignment; Buyer Designees; Binding Effect
(a)	Except in accordance with Section 12.4(b), no Party may assign its right or benefits under this Agreement without the consent of each of the other Parties hereto.
(b)	Prior to the Closing, the Buyer may designate, with prior written notice to the Seller at least ten (10) days prior to the scheduled date for the hearing of the Approval and Vesting Order, one or more affiliates who are residents of Canada for purposes of the Tax Act to, at the Closing: (i) to acquire all or part of the Purchased Assets (including, for certainty, all or part of the Travel Services Shares); and/or (ii) to assume all or part of the Assumed Liabilities, in which event all references herein to Buyer will be deemed to refer to such affiliates, as appropriate; provided, however, that: (A) no such designation will in any event limit, relieve or affect: (x) the obligations of the Buyer to pay the Estimated Purchase Price at Closing in accordance with Section 3.3; and/or (y) any other obligations of the Buyer under this Agreement to the extent not performed by such affiliates; and (B) if the Buyer shall have assigned all of its rights and obligations hereunder the Buyer shall, immediately following the Closing, be deemed fully released from all the Buyer’s obligations hereunder except with respect to its obligations under Section 8.13.
(c)	This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third Person beneficiary rights in any Person or entity not a Party to this Agreement other than: (i) any affiliate(s) of the Buyer designated to acquire Purchased Assets and/or assume Assumed Liabilities in accordance with Section 12.4(b); and (ii) the Monitor; and (iii) the Released Parties, who shall be express third party beneficiaries of Sections 8.13 and 12.4 hereof.
12.5	Notices

Any notice, request, demand or other communication required or permitted to be given to a Party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given under this Agreement on the earliest of: (a) the date of personal delivery; (b) the date of transmission by email, with confirmed transmission and receipt (if sent during normal business hours of the recipient, if not, then on the next Business Day); (c)  two (2) days after deposit with a nationally-recognized courier or overnight service such as Federal Express; or (d)  five (5) days after mailing via certified mail, return receipt requested. All notices not delivered personally or by email will be sent with postage and other charges prepaid and properly addressed to the Party to be notified at the address set forth for such Party:

(a)	If to the Buyer at:

BMO Bank of Montreal

First Canadian Place

100 King Street West

Toronto, Ontario

M5X 1A3

Attention:Mark Pratt; Theresa Duckett
Email:Matt.Pratt@bmo.com; Theresa.Duckett@bmo.com

with copies (which shall not in itself constitute notice) to:

Torys LLP
TD Centre
79 Wellington Street West, 30th Floor
Toronto, Ontario
M5K 1N2

Attention:David Bish; Kevin Morris
Email:dbish@torys.com; kmorris@torys.com

(b)	If to the Seller at:

Loyalty Ventures Inc.

8235 Douglas Avenue, Suite 1200

Dallas, Texas 75225

Attention: General Counsel

Email: generalcounsel@loyalty.com

with copies (which shall not in itself constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036-6745

Facsimile: (212) 872-1002

Attention: Philip C. Dublin; Meredith A. Lahaie; Iain Wood; Alan L. Laves

Email: pdublin@akingump.com; mlahaie@akingump.com; iwood@akingump.com; alaves@akingump.com

and

Cassels, Brock & Blackwell LLP

Scotia Plaza, Suite 2100

40 King Street West

Toronto, ON M5H 3C2

Attention: Ryan C. Jacobs; Jane O. Dietrich; Jeffrey Roy; Colin Ground

Email: rjacobs@cassels.com; jdietrich@cassels.com; jroy@cassels.com; cground@cassels.com

Any Party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such Party at its changed address.

12.6	No Survival

None of the representations and warranties of the Seller or the Buyer contained in Article, 4, Article 5 or Article 6 hereof, respectively, including the Disclosure Letter or any certificate or instrument delivered in connection herewith at or prior to the Closing, and none of the covenants contained in Article 8 to be performed on or prior to the Closing shall survive the Closing.  The Parties’ respective covenants and agreements set forth herein that by their specific terms contemplate performance after Closing shall survive the Closing indefinitely unless otherwise set forth herein

12.7	Counterparts; Electronic Signatures

This Agreement may be signed in counterparts and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument. Execution of this Agreement by any of the Parties hereto may be effected by “wet ink” or electronic signature, and may be delivered by facsimile, email or internet transmission bearing such signature which, for all purposes, shall be deemed to be an original signature.

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IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first written above.

BANK OF MONTREAL
By:	/s/ Ernie Johannson
Name: Ernie Johannson Title: Group Head, NA Personal & Business Banking

LOYALTYONE, CO.
By:	/s/ Shawn Stewart
Name: Shawn Stewart Title: President

[Signature Page – APA]

Schedule A
Consents and Approvals

Schedule B
Sale and Investment Solicitation Procedures

Schedule C
Approval and Vesting Order

Schedule D
Initial Order

Schedule E
A&R Initial Order

Schedule F
SISP Order

Schedule G
Financial Statements

Schedule H
Trust Certificate